Use these links to rapidly review the document
TABLE OF CONTENTS
TABLE OF CONTENTS

Filed Pursuant
To Rule 424(b)(3)
Registration No. 333-115102

Pricing Supplement No. 27
(To Prospectus dated May 28, 2004 and
Prospectus Supplement dated May 28, 2004)

$1,000,000,000

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

4.125% Global Notes
Due October 15, 2008

Issue Price: 99.927%

        These notes are issued by AB Svensk Exportkredit (Swedish Export Credit Corporation). The notes will mature on October 15, 2008. The notes will not be redeemable before maturity except for tax reasons and will not be entitled to the benefit of any sinking fund.

        Interest on the notes will be payable on each April 15 and October 15, commencing October 15, 2005 (resulting in a "short first coupon"), to and including the maturity date.

        Application will be made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the "UK Listing Authority") for the Notes to be admitted to the official list of the UK Listing Authority (the "Official List") and to the London Stock Exchange plc (the "London Stock Exchange") for such Notes to be admitted to trading on the London Stock Exchange's Gilt Edged and Fixed Interest Market.

        Neither the Securities and Exchange Commission nor any other US regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus and prospectus supplement to which it relates. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.927%	U.S.$	999,270,000
Underwriting discount	0.075%	U.S.$	750,000
Proceeds to the Company	99.852%	U.S.$	998,520,000

        The managers expect to deliver the notes to investors through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear system, on or about July 20, 2005.

Lead Managers

Barclays Capital	Morgan Stanley	Nomura Securities

The date of this pricing supplement is July 13, 2005

ABOUT THIS PRICING SUPPLEMENT

        This document constitutes the pricing supplement relating to the issue of notes described herein. We refer to this document as the "pricing supplement". It is a supplement to:

  •
  the accompanying prospectus supplement dated May 28, 2004 relating to the aggregate principal amount of U.S.$4,098,865,708 (or its equivalent in other currencies or currency units) of our medium-term notes, series C, due nine months or more from date of issue and

  •
  the accompanying prospectus dated May 28, 2004 relating to our debt securities.

        If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

        You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. We and the managers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

        A portion of the notes offered hereby is being offered and sold outside the United States without registration under the U.S. Securities Act of 1933.

        This pricing supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which it is unlawful for such person to make such an offering. The offer or sale of notes may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

        To the extent that an offer of the notes is made in any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the "Prospectus Directive") before the date of publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In connection with the issue of the notes, Morgan Stanley & Co. International Limited as the Stabilizing Manager (the "Stabilizing Manager") (or persons acting on behalf of the Stabilizing Manager), may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105 per cent. of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of a Stabilizing Manager) will undertake stabilization action. Any stabilization action, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them. This means:

  •
  incorporated documents are considered part of this pricing supplement;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this pricing supplement; and

  •
  information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

        We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2004, which we filed with the SEC on April 8, 2005; and

  •
  our report on Form 6-K which we furnished to the SEC on May 13, 2005.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this pricing supplement but before the end of the notes offering:

  •
  any report on Form 6-K furnished by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in this pricing supplement; and

  •
  reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

AB Svensk Exportkredit (Swedish Export Credit Corporation) Västra Trädgårdsgatan 11B 10327 Stockholm, Sweden Tel: +46-8-613-8300

        In this document, unless otherwise specified, all amounts are expressed in Swedish kronor ("Skr"). On July 13, 2005, the exchange rate for U.S. dollars into Swedish kronor based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York was 7.7584 Skr per U.S. dollar.

RISK FACTORS

        Prospective investors should read the entire pricing supplement along with the accompanying prospectus supplement and prospectus. Investing in the notes involves certain risks and is suitable only for investors who have the knowledge and experience in financial and business matters necessary to enable them to evaluate the risks and the merits of such an investment. Prospective investors should make such inquiries as they deem necessary without relying on us or any manager and should consult with their financial, tax, legal, accounting and other advisers, prior to deciding to make an investment in the notes. Prospective investors should consider, among other things, the following:

Risk Relating to the Notes

There is no active trading market for the notes.

        The notes will be new securities which may not be widely distributed and for which there is currently no active trading market. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Although application will be made for the notes to be admitted to trading on the London Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop. Accordingly, there is no assurance as to the development or liquidity of any trading market for the notes and, therefore, any prospective purchaser should be prepared to hold the notes indefinitely or until the maturity or final redemption of such notes.

The notes may be redeemed prior to maturity.

        If, due to the imposition by Sweden or one of its political subdivisions or taxing authorities of any tax, assessment or governmental charge subsequent to the issue date, we become obligated to pay additional amounts, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such a circumstance, we may choose to redeem the notes at times when prevailing interest rates may be relatively low and an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Taxation

        Potential investors of notes should consult their own tax advisers as to which countries' tax laws could be relevant to acquiring, holding and disposing of notes and receiving payments of interest, principal and/or other amounts or delivery of securities under the notes and the consequences of such actions under the tax laws of those countries.

Risks Relating To Us

        Set out below are certain risk factors which could affect our business, which could also be affected by competition and other factors. The factors discussed below should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties that our businesses face.

Our financial performance is affected by borrower and counterparty credit quality and general economic conditions.

        Risks arising from the credit quality of borrowers and counterparties and the recoverability of loans and amounts due from counterparties in derivative transactions are inherent in our businesses. Adverse changes in the credit quality of our borrowers and counterparties or a general deterioration in the economic conditions, or arising from systemic risks in the financial systems, could affect the recoverability and value of our assets and require an increase in our provision for bad and doubtful debts and other provisions. We have developed guidelines to mitigate and manage these risks, which mainly entail the strict selection of borrowers and counterparties and the use of guarantees and credit derivatives. Over-the-counter derivative transactions under an ISDA Master Agreement are only entered into with the provision of collateral or mark-to-market agreements.

Changes in interest rates, foreign exchange rates and other market factors affect our business.

        Market risks that we face to a varying degree are interest rate, foreign exchange and bond price risks. Changes in interest rate levels, yield curves and spreads may affect the interest rate margin realized between lending and borrowing costs. Changes in currency rates affect the margins gained on assets denominated in foreign currencies. The performance of financial markets may cause changes in the value of our trading portfolio. We have implemented risk management methods to mitigate and control these and other market risks to which we are exposed. However, it is difficult to predict with accuracy changes in economic or market conditions and to anticipate the effects that such changes could have on our financial performance and business operations.

Operational risks are inherent in our businesses.

        Our businesses are dependent on the ability to process complex transactions efficiently and accurately. Operational risk and losses can result from fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, equipment failures, natural disasters or the failure of external systems, for example, those of our suppliers or counterparties. The extensive risk management conducted by us is often complicated and therefore leads to additional operational risk that is minimized in a corresponding manner. There is also a risk that our reputation will be damaged if we fail to comply with current legislation and best practice or in another manner fail to meet our commitments, even those that are not explicit. Although such risks are reduced through active efforts relating to risk culture, compliance with regulations and corporate governance, it is only possible to be reasonably, but not absolutely, certain that such procedures will be effective in controlling each of the operational risks.

Our business is subject to regulation and regulatory oversight. Any significant regulatory developments could have an effect on how we conduct our business and on our results of operations.

        We are subject to financial services laws, regulations, administrative actions and policies in each location in which we operate. This supervision and regulation, in particular in Sweden, if changed could materially affect our business, the products and services it offers or the value of our assets.

DESCRIPTION OF THE NOTES

        You should read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of the notes set forth in the accompanying prospectus supplement and of the Debt Securities (as defined below) set forth in the accompanying prospectus. If this summary differs in any way from the descriptions in the prospectus or the prospectus supplement, you should rely on this summary.

        We will issue the notes under the indenture, dated as of August 15, 1991, between us and the predecessor in interest to J.P. Morgan Trust Company, National Association, as successor trustee, as supplemented by a supplemental indenture dated as of June 2, 2004. The information contained in this section and in the prospectus and the prospectus supplement summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture and the supplemental indenture before making your investment decision. We have filed copies of these documents with the SEC and we have filed or will file copies of these documents at the offices of the trustee and the paying agents.

        For the purposes hereof, the term "Debt Securities" used in the prospectus, and the term "Notes" used in the prospectus supplement, include the notes we are offering in this pricing supplement.

Principal Amount:	$1,000,000,000
Issue Price:	99.927% of the Principal Amount
Pricing Date:	July 13, 2005
Issue Date:	July 20, 2005
Maturity Date:	October 15, 2008
Redemption Amount:	100% of the Principal Amount
Specified Currency:	U.S. dollars
Interest Rate:	4.125% per annum
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2005 (resulting in a "short first coupon"), to and including the Maturity Date.
Regular Record Dates:	Fifteen calendar days immediately preceding each Interest Payment Date.
Business Day:	Any day, other than a Saturday or Sunday, that is a day on which commercial banks are generally open for business in New York City.
Optional Redemption:	We cannot redeem the notes prior to maturity unless, due to the imposition by Sweden or one of its political subdivisions or taxing authorities of any tax, assessment or governmental charge subsequent to the issue date, we would become obligated to pay additional amounts. If such an imposition occurs, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. The redemption price will be 100% of the principal amount thereof, together with accrued interest to the redemption date.

Form:	The notes will be represented by one or more global securities, registered in the name of The Depository Trust Company or its nominee. Except as described herein, notes in definitive form will not be issued.
Denomination:	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Lead Managers:	Barclays Bank PLC, Morgan Stanley & Co. International Limited and Nomura International plc.
Purchase Price:	99.852%
Net Proceeds to us, after Commissions:	$998,520,000
Closing Date:	July 20, 2005
Method of Payment:	Immediately available funds
Listing:	We will apply for the notes to be admitted to trading on the Official List of the London Stock Exchange in accordance with the rules of the London Stock Exchange.
Securities Codes:
CUSIP:	00254EAX0
ISIN:	US00254EAX04
Common Code:	022516086
Trustee:	J.P. Morgan Trust Company, National Association
Further Issues:	We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.
Payment of Principal and Interest:	Under the laws of New York, claims relating to payment of principal and interest on the notes will be prescribed according to the applicable statute of limitations.
Governing Law:	New York
Further Information:	See "General Information".

USE OF PROCEEDS

        We expect that the net proceeds from the issuance of the notes will be $998,520,000, after deduction of underwriting commissions of 0.075%. We will use the net proceeds for general corporate purposes.

CAPITALIZATION

        The following table sets out our consolidated capitalization as at March 31, 2005(1) and as adjusted to reflect the consummation of this offering. This table should be read in conjunction with the financial statements referred to elsewhere in this document.

	As of March 31, 2005
(Skr millions)	Actual	As adjusted(2)
Senior debt:
Long-term	131,727.0	138,787.0
Short-term	27,090.0	27,090.0
Total senior debt(3),(4)	158,817.0	165,877.0
Subordinated debt:
Long-term	2,927.9	2,927.9
Short-term	0	0
Total subordinated debt(3),	2,927.9	2,927.9
Shareholder's funds:
Non-distributable capital
Share capital(5) (990,000 ordinary shares issued and paid-up, par value Skr 1,000 made up of 640,000 Class A ordinary shares and 350,000 Class B ordinary shares)	990.0	990.0
Non-distributable reserves	1,173.3	1,173.3

Total non-distributable capital	2,163.3	2,163.3
Distributable capital:
Undistributed profits	1,228.5	1,228.5
Net profit for the period	87.6	87.6

Total distributable capital	1,316.1	1,316.1
Total shareholder's funds	3,479.4	3479.4

Total capitalization	165,224.3	172,284.3

(1)
This information has been extracted, without material adjustment, from our unaudited interim report for the three-month period ended March 31, 2005, furnished to the SEC on Form 6-K, which is incorporated by reference herein.

(2)
As adjusted to reflect the consummation of this offering of $1,000,000,000 principal amount of notes, using an exchange rate of Skr 7.0600 per U.S. dollar (the noon buying rate on March 31, 2005).

(3)
At March 31, 2005, the consolidated group had no contingent liabilities. Other than that disclosed herein, we had no other indebtedness as at March 31, 2005.

(4)
Unguaranteed and unsecured.

(5)
In accordance with our Articles of Association, SEK's share capital shall neither be less than Skr 700 million nor more than Skr 2,800 million.

        Except as set forth herein, there has been no other material change in SEK's capitalization, indebtedness, contingent liabilities and guarantees since March 31, 2005.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        We have extracted the selected financial information below from the following sources:

  •
  the selected consolidated financial information as of and for the years ended December 31, 2003 and 2004 were extracted from our audited consolidated financial statements for those years, which we prepared in accordance with generally accepted accounting principles in Sweden, and which are included in the annual report on Form 20-F, which we incorporate by reference into this document; and

  •
  the selected consolidated financial information as of and for the three-month periods ended March 31, 2005 and 2004 were extracted from our unaudited consolidated financial statements for those periods, which we prepared in accordance with generally accepted accounting principles in Sweden and which are included in our report on Form 6-K furnished to the SEC on May 13, 2005, which we incorporate by reference into this document.

        You should read all of the data in the tables below together with our audited and unaudited consolidated financial statements and the notes thereto included in our reports on Form 20-F and Form 6-K incorporated by reference into this document. Generally accepted accounting principles in Sweden differ in certain respects from United States generally accepted accounting principles. The audited consolidated financial statements in our annual report on Form 20-F include a summary of the differences and of the significant adjustments to net profit and shareholders' funds that would be required if we applied United States generally accepted accounting principles.

	Year ended December 31,		Three Months ended March 31,
(Skr millions)	2004	2003	2005	2004
			(unaudited)
Income Statement Data(1)
Interest revenues	5,055.4	4,432.9	1,393.6	1,221.5
Interest expenses	(4,253.7)	(3,675.4)	(1,210.2)	(1,022.4)

Net interest revenues	801.7	757.5	183.4	199.1
Commissions earned	15.9	13.0	4.4	3.5
Commissions incurred	(17.2)	(17.1)	(8.5)	(4.0)
Remuneration from the S-system	17.9	29.7	5.4	4.9
Net results of financial transactions	5.3	11.7	5.5	1.8
Other operating income	0.3	6.4	0.1	0.2
Administrative expenses	(230.3)	(189.5)	(57.1)	(55.9)
Depreciation of non-financial assets	(26.4)	(15.5)	(7.4)	(5.8)
Other operating expenses	(0.7)	(0.9)	(0.2)	(0.2)
Recovered credit loss	45.3	—	—	—

Operating profit	611.8	595.3	125.6	143.6

Changes in untaxed reserves	n.a.	n.a.	n.a.	n.a.
Taxes	(172.2)	(167.8)	(38.0)	(40.3)

Net profit for the period	439.6	427.5	87.6	103.3

(1)
The selected consolidated income statement data in this table excludes items related to lending business we conduct on behalf of the Swedish State under the Swedish State's system for State-supported export credits and concessionary credits (the "S-system"), in which we grant credits at fixed rates that may be below prevailing rates. We receive compensation for administering the S-system on behalf of the State.

        The following table shows our income statement data related to the S-system:

	Year ended December 31,		Three Months ended March 31,
	2004	2003	2005	2004
			(unaudited)
Interest revenues	384.1	443.4	83.9	96.3
Interest expenses	(350.2)	(510.9)	(68.2)	(85.5)

Net interest expenses	33.9	(67.5)	15.7	10.8
Remuneration to us	(17.9)	(29.7)	(5.4)	(4.9)
Foreign exchange effects	2.9	7.4	(1.4)	0.6
Reimbursement from the State	(18.9)	89.8	(8.9)	(6.5)

Net	0.0	0.0	0.0	0.0

	December 31		March 31,
(Skr millions)	2004	2003	2005
			(unaudited)
Balance sheet
ASSETS
Cash in hand	0.0	0.0	0.0
Treasuries/government bonds	2,709.3	4,458.5	2,219.7
Of which current assets	(2,436.4)	(3,645.8)	(1,939.8)
Of which fixed assets	(272.9)	(812.7)	(279.9)
Credits to credit institutions	12,773.9	17,569.6	9,875.6
Credits to the public	19,948.4	23,202.4	20,551.7
Other interest-bearing securities	115,279.2	95,298.6	132,114.1
Of which current assets	(84,150.1)	(63,752.0)	(97,122.4)
Of which fixed assets	(31,129.1)	(31,546.6)	(34,991.7)
Of which credits	(31,106.2)	(31,111.6)	(34,503.2)
Shares in subsidiary	n.a.	n.a.	n.a.
Non-financial assets	215.7	201.7	210.2
Other asset	7,676.7	7,678.3	10,112.6
Prepaid expenses and accrued revenues	3,463.0	3,391.4	3,461.1

Total assets	162,066.2	151,800.5	178,545.0

LIABILITIES, ALLOCATIONS AND SHAREHOLDERS' FUNDS
Borrowing from credit institutions	700.9	2,545.8	858.9
Borrowing from the public	81.1	28.7	74.8
Senior securities issued	140,348.6	129,990.4	157,883.3
Other liabilities	11,177.6	9,979.3	9,652.4
Lending/(borrowing) between SEK and the S-system	—	—	—
Accrued expenses and prepaid revenues	3,210.1	2,908.7	3,277.0
Allocations	391.4	394.4	391.3
Subordinated securities issued	2,764.7	3,001.0	2,927.9

Total liabilities and allocations	158,674.4	148,848.3	175,065.6

Untaxed reserves	n.a.	n.a.	n.a.
Share capital	990.0	990.0	990.0
Non-distributable reserves	1,170.8	1,117.6	1,173.3

—Total non-distributable capital	2,160.8	2,107.6	2,163.3

Profit carried forward	791.4	417.1	1,228.5
Net profit for the year	439.6	427.5	87.6

—Total distributable capital	1,231.0	844.6	1,316.1

Total shareholders' funds	3,391.8	2,952.2	3,479.4

Total liabilities, allocations and shareholders' funds	162,066.2	151,800.5	178,545.0

COLLATERAL PROVIDED
Collateral provided	None	None	None
Interest-bearing securities
Subject to lending	98.5	108.9	104.2
CONTINGENT LIABILITIES	None	None	None
COMMITMENTS
Committed undisbursed credits	16,352.6	14,358.3	16,851.3

BUSINESS

        We, the Swedish Export Credit Corporation (also referred to as SEK) are a limited liability company wholly-owned by the Swedish State ("Sweden" or the "State") through the Ministry of Foreign Affairs incorporated in Sweden on 3 September 1962. We are registered with the Swedish Companies Register in Sundsvall with registered number 556084-0315. We are subject to the Swedish Companies Act (1975:1385) and the Swedish act on Banking and Financing (SW.Bank-och finansieringsrörelselagen (2004:297)).

        Our company was founded in 1962 in order to strengthen the competitiveness of the Swedish export industry by meeting the need for long-term credits. Our objective is to engage in financing activities in accordance with the Swedish Financing Business Act and in connection therewith primarily to promote the development of Swedish commerce and industry as well as otherwise engage in Swedish and international financing activities on commercial grounds.

        We aim to be a strong financial partner for both customers and investors. With the Nordic region as our base and home market, we provide long-term financial solutions tailored for the private and public sectors. Our business activities include export credits, lending, project financing, leasing, capital market products and financial advisory services. We extend credits, or loans, under two principal lending systems. Credits on commercial terms at prevailing fixed or floating market rates of interest are provided under the "Market Rate System", and credits on State-supported terms at fixed rates of interest that may be lower than prevailing fixed market rates are provided under the "State Support System" (the "S-system"). We administer the S-system on behalf of the State against compensation.

        We are the only institution authorized by the Swedish State to make export financing credits under the S-system. In that connection, we compete with the export credit agencies of other Organization for Economic Co-operation and Development (OECD) member countries in providing government-supported export credits. We face competition through our Market Rate System lending from other Swedish and foreign financial institutions, as well as from direct or indirect financing programs of exporters themselves. Deregulation and globalization of the world's financial markets have resulted in an increasingly competitive environment for financial institutions for both lending opportunities and funding sources.

        From our roots and base in export credits, our product range has expanded to promote the development of Swedish commerce and industry and the Swedish export industry. Over the years, we have been active in the creation of new financial solutions. Our clear niche specialization in long-term financial products, combined with our financial capacity and flexible organization, are key factors in the management of our operations. Our borrowing activities in the international capital markets have given us expertise in financial instruments, an expertise that has earned international awards from financial publications on several occasions. This experience, together with maintaining credit quality and credit ratings, has allowed us to offer our customers tailored products and what we believe are highly competitive terms.

        We have intensified the broadening of both our range of services and customer base in recent years in response to changes in demand and the opportunities created by the development of new forms of cooperation and financial instruments. Among other things, we have increased our financing of infrastructure projects with Swedish regional and local authorities, with the aim of supporting the development and competitiveness of Swedish commerce and industry. We have also to a greater extent become involved as a financial advisor for international projects. The expansion of our services and customer base reflects our efforts to become a broader-range finance house with specialists in a number of areas, while continuing to emphasize our traditional role as a long-term lender.

        The increasing integration of business in the Nordic countries is consistent with our goal of having a position in the Nordic countries within the long-term financial solutions niche. We have a representative office in Helsinki, with a focus on major Finnish companies and local authorities. The operations in Helsinki are important for strengthening our position in the Nordic market.

        We have been involved in Sweden's fast-growing trade with the countries in the Baltic region since the early 1990s. The overall goal is to contribute to continued positive economic development in the region, while strengthening the presence of Swedish and Nordic business. Within the framework of these activities there are also links to the business opportunities that were created by the enlargement in 2004 of the European Union to include new members from the Baltic region and Eastern Europe.

        Our relationship with domestic, Nordic and other international investors and partners strengthens our ability to develop financial solutions which meet our customer's requirements. This network enables us to participate in co-financing solutions and advisory assignments, as well as in benchmarking and cooperation in areas such as risk management and business systems.

        All principal investments made since 31 December 2004, have been made in our ordinary course of business and consist of lending activities and investments in liquid assets. All principal future investments, on which firm commitments have already been made, are related to our ordinary lending business. All lending commitments shall be fully funded at all times through maturity. The funding of all presently committed credits has already been made. Such funding has been invested in liquid assets (held by us) in anticipation of future disbursements of credits.

MANAGEMENT

        The Board of Directors is responsible for our management.

        Our Articles of Association currently provide that the Board of Directors shall consist of six to eight directors and not more than four deputy directors. The State, as holder of all the Class A shares and Class B shares elects the directors and may elect deputy directors. The Government appoints the Chairman of the Board of Directors. The Board of Directors may appoint a Vice-Chairman of the Board of Directors.

        The Board of Directors convenes at least six times a year. A deputy director does not have the right to vote at meetings of the Board of Directors unless a director is absent and the deputy director has taken his or her place.

        The directors and deputy directors of the Board of Directors are elected at the annual general meeting to serve for the period until the end of the next annual general meeting. The annual general meeting is required to be held not later than June 30th of each year. Executive officers are appointed by the Board of Directors to serve for a non-fixed period.

        To the best of our knowledge, there are no conflicts of interest between any duties which the members of the Board of Directors owe to us and their private interests.

        Our directors, deputy directors and executive officers are as follows:

Name	Position	Position outside SEK
Björn Wolrath	Chairman of the Board and Director	Chairman, Telia Pensionsstiftelse and Countermine Technologies AB.
Member of the Board of Samhall AB among others.
Christina Liffner	Vice Chairman of the Board and Director	Chairman, Svensk Adressändring AB and Swedish Endometrios Association.
Member of the Board of Sveaskog AB among others.
Karin Apelman	Director	CFO, Swedish Civil Aviation Administration.
Deputy Chairman of A-Banan Project AB.
Member of the Board of the Swedish Export Credits Guarantee Board among others.
Helena Levander	Director	Chairman, Nordic Investor Services AB.
Member of the Board of SBAB among others.

Pirkko Juntti	Director	Member of the Board of Rautaruukki Oyj, Finland and Member of the Board of VPU Pukutehdas Oyj, Finland.
Member of the Board of Sydsvenska Kemi among others.
Risto Silander	Director	Member of the Board of NetOnNet among others
Anders Wenström	Director	Director, Ministry of Foreign Affairs
Per Östensson	Deputy Director	Senior Advisor, Ministry of Finance
Ulf Stange	Deputy Director	Director, Ministry of Foreign Affairs
Executive Committee
Peter Yngwe	President	—
Lars Grönlund	Executive Director, Credit Management	—
Måns Höglund	Executive Director, Corporate & Structured Finance	—
Jane Lundgren-Ericsson	President, AB SEK Securities	—
Sven-Olof Söderlund	Executive Director, Strategic Analysis & Planning	—
Per Åkerlind	Executive Director, Chief Financial Officer and Head of Capital Markets	—
Christina Wetterberg	Executive Director, Human Resources	—

        The business address of each of the above named directors, deputy directors and executive officers is Västra Trädgårdsgatan 11 B, P.O. Box 16368, S-103 27 Stockholm, Sweden.

PLAN OF DISTRIBUTION

        Subject to the terms and conditions set forth in an Agency Agreement dated June 2, 2004, and a Terms Agreement dated July 13, 2005 (the "Agreements"), we have agreed to sell to the managers and the managers have agreed to purchase, all of the notes offered hereby at 99.852% of the aggregate principal amount. Subject to certain conditions, each manager has severally agreed to purchase the principal amount of the notes indicated in the following table:

Barclays Bank PLC.	$333,000,000
Morgan Stanley & Co. International Limited.	334,000,000
Nomura International plc	333,000,000

Total	$1,000,000,000

        Under the terms and conditions of the Agreements, the managers are committed to take and pay for all of the notes, if any are taken.

        The notes are a new issue of securities with no established trading history. The managers have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance to the liquidity of the trading market for the notes.

        In connection with the issue of the notes, Morgan Stanley & Co. International Limited as the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager), may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105 per cent. of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of a Stabilizing Manager) will undertake stabilization action. Any stabilization action, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

        Delivery of the notes will be made against payment on or about the fifth business day following the date of this pricing supplement. Trades of securities in the United States secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+3 basis, investors who wish to trade the notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

        We have agreed to indemnify the managers against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        From time to time, the managers and their respective affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

        We will apply for the notes to be admitted to trading on the Official List of the London Stock Exchange. The managers reserve the right to withdraw, cancel or modify any offer and to reject orders in whole or in part.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

        Each manager has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25, 1948; "SEL"), as amended, and, accordingly, each of the managers has represented and agreed that it has not offered or sold, or will not offer or sell any notes, directly or indirectly, in Japan or to, of for the account or for the benefit of, any Japanese Person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or for the benefit of, any Japanese Person except under circumstances which will result in compliance with the SEL and any other applicable laws and regulations promulgated by the relevant Japanese governmental and regulatory authorities as in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

GENERAL INFORMATION

        We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of our Board of Directors dated March 25, 2004 and resolutions of our Executive Committee dated July 12, 2005 authorized the issuance of the notes and related matters.

        Application will be made to the UK Listing Authority for the Notes to be admitted to the Official List and to the London Stock Exchange for such Notes to be admitted to trading on the London Stock Exchange's Gilt Edged and Fixed Interest Market.

        We are not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the notes nor, so far as we are aware, is any such litigation or arbitration pending or threatened. Except as disclosed in the prospectus, the prospectus supplement and the documents considered part of them, there has been no material adverse change in our prospects since December 31, 2004, nor has there been any significant change in our financial or trading position which has occurred since March 31, 2005.

        We have consented to the non-exclusive jurisdiction of the courts of the State of New York and the U.S. courts located in the City of New York with respect to any action that may be brought in connection with the notes and have appointed the Swedish Consulate General in the City of New York as our authorized agent for service of process thereunder.

        The indenture provides that any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of any principal of or interest on the notes that is unclaimed for two years after such principal or interest has become due and payable will be paid to us, or if then held by us, will be discharged from such trust.

        We accept responsibility for the information contained in the prospectus, the prospectus supplement and this pricing supplement. We will also accept responsibility for any information contained in the application that will made to the UK Listing Authority for the Notes to be admitted to the Official List and to the London Stock Exchange for such Notes to be admitted to trading on the London Stock Exchange's Gilt Edged and Fixed Interest Market. We have taken all reasonable care to ensure that the information contained in the prospectus, the prospectus supplement and this pricing supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

        We are furnishing this pricing supplement and the accompanying prospectus and prospectus supplement solely for use by prospective investors in connection with their consideration of a purchase of the notes. We confirm that:

  •
  the information contained in this pricing supplement and the accompanying prospectus and prospectus supplement is true and correct in all material respects and is not misleading;

  •
  we have not omitted other facts, the omission of which makes this pricing supplement and the accompanying prospectus and prospectus supplement as a whole misleading; and

  •
  we accept responsibility for the information we have provided in this pricing supplement and the accompanying prospectus and prospectus supplement.

        The following are investor suitability guidelines established by the Securities Division of the State of Missouri in accordance with MO 15 CSR 30-52.120(4):

  1.
  A gross income of forty-five thousand dollars ($45,000) and a net worth of forty-five thousand dollars ($45,000) (exclusive of home, home furnishings and automobiles);

  2.
  A net worth of one hundred and fifty thousand ($150,000) (exclusive of home, home furnishings and automobiles);

  3.
  No more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities.

CLEARANCE THROUGH DTC, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

        The notes have been accepted for clearance through DTC under CUSIP 00254EAX0. The notes have also been accepted for clearing through Euroclear and Clearstream, Luxembourg under Common Code 022516086 and ISIN US00254EAX04.

        We will issue the notes as global notes registered in the name of Cede & Co., as nominee for DTC. You may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC, Clearstream, Luxembourg and Euroclear systems, as applicable. Book-entry interests in and all transfers relating to the notes will be reflected in the book-entry records of DTC or its nominee and, where applicable, the book-entry records of Euroclear and Clearstream, Luxembourg.

        For further information concerning clearance and settlement procedures, see "Description of the Notes—Form of the Notes" and "—Global Clearance and Settlement Procedures" in the prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 28, 2004)

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)
(Incorporated in Sweden with limited liability)

Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

        We may offer notes up to a maximum aggregate offering price of $4,098,865,708 or the equivalent in foreign currencies. The following terms may apply to the notes, which we may sell from time to time. We may vary these terms and will provide the final terms for each offering of notes in a pricing supplement.

  •
  Fixed or floating interest rate. The floating interest rate formula may be based on:

  •
  LIBOR

  •
  Commercial Paper Rate

  •
  Treasury Rate

  •
  CD Rate

  •
  Federal Funds Rate

  •
  Prime Rate

  •
  Any other rate specified in the relevant pricing supplement

  •
  We may sell the notes as indexed notes or discount notes

  •
  The notes may be subject to redemption at our option or repurchase at our option

  •
  The notes will be in registered form and may be in book-entry or certificated form

  •
  Denominated in U.S. dollars or foreign currencies

  •
  In the case of U.S. dollar-denominated notes, issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof

  •
  The notes will not be listed on any securities exchange, unless otherwise indicated in the applicable pricing supplement

  •
  We will make interest payments on the notes without deducting withholding or similar taxes imposed by Sweden

        See "Risks Associated With Foreign Currency Notes and Indexed Notes" beginning on page S-7 to read about certain risks associated with foreign currency notes and indexed notes which you should consider before investing in the notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Deutsche Bank Securities	Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.	Morgan Stanley

This prospectus supplement is dated May 28, 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement supplements the accompanying prospectus dated May 28, 2004 relating to our debt securities. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We and the agents are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

SUMMARY DESCRIPTION OF THE NOTES

        This summary highlights information contained elsewhere in this prospectus supplement and in the prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read the pricing supplement relating to the terms and conditions of a particular issue of notes along with this entire prospectus supplement and the prospectus.

Swedish Export Credit Corporation

        We, Swedish Export Credit Corporation (or SEK), are a public stock corporation wholly-owned by the Kingdom of Sweden through the Ministry of Foreign Affairs. On June 30, 2003 the Kingdom of Sweden acquired the 35.35% of our shares it did not own from ABB Structured Finance Investment AB.

        Our principal executive office is located at Västra Trädgårdsgatan 11B, 10327 Stockholm, Sweden and our telephone number is (+46) 8-613-8300.

The Notes

Issuer:	Swedish Export Credit Corporation
Agents:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. Lehman Brothers Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
Trustee:	J.P. Morgan Trust Company, National Association
Paying Agent:	J.P. Morgan Trust Company, National Association, unless otherwise specified in the applicable pricing supplement
Amount:	Up to an aggregate initial offering price of U.S. $4,098,865,708 or its equivalent in other currencies or composite currencies.
Issue Price:	We may issue the notes at par, or at a premium over, or discount to, par and either on a fully paid or partly paid basis.
Maturities:	The notes will mature at least nine months from their date of issue.
Fixed Rate Notes:	Fixed rate notes will bear interest at a fixed rate.
Floating Rate Notes:	Floating rate notes will bear interest at a rate determined periodically by reference to one or more interest rate bases plus a spread or multiplied by a spread multiplier.
Indexed Notes:	Payments on indexed notes will be calculated by reference to a specific measure or index.
Discount Notes:	Discount notes are notes that are offered or sold at a price less than their principal amount and called discount notes in the applicable pricing supplement. They may or may not bear interest.

Redemption and Repayment:
If the notes are redeemable at our option (other than on the occurrence of the tax events described under "Description of Debt Securities—Optional Redemption Due to Changes in Swedish Tax Treatment" in the accompanying prospectus) or repayable at the option of the holder before maturity, the pricing supplement will specify:
• the initial redemption date on or after which we may redeem the notes or the repayment date or dates on which the holders may elect repayment of the notes;
• the redemption or repayment price; and
• the required prior notice to the holders or to us.
Status:
The notes will constitute our direct, unconditional and unsecured indebtedness and will rank equally in right of payment with all our unsecured and unsubordinated indebtedness. The notes will not be obligations of the Kingdom of Sweden.
Taxes:
Subject to certain exceptions, we will make all payments on the notes without withholding or deducting any taxes imposed by Sweden. For further information, see "Description of the Notes—Additional Amounts."
Further Issues:
We may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.
Listing:
We have not applied to list the notes on any securities exchange. However, we may apply to list any particular issue of notes on a securities exchange, as provided in the applicable pricing supplement. We are under no obligation to list any issued notes and may in fact not do so.
Stabilization:
In connection with issues of notes, a stabilizing manager or any person acting for the stabilizing manager may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation of the stabilizing manager or any agent of the stabilizing manager to do this. Any such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.
Governing Law:
The notes will be governed by, and construed in accordance with, New York law, except that matters relating to the authorization and execution of the notes by us will be governed by the law of Sweden. Furthermore, if the notes are at any time secured by property or assets in Sweden, matters relating to the enforcement of such security will be governed by the law of Sweden.

Purchase Currency:
You must pay for notes by wire transfer in the specified currency. You may ask an agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for the notes. You must make this request on or before the fifth business day preceding the issue date, or by a later date if the agent allows. The agent will set the terms for each conversion and you will be responsible for all currency exchange costs.
Risk Factors:	For information about risks associated with foreign currency notes and indexed notes, see "Risks Associated with Foreign Currency Notes and Indexed Notes" beginning on page S-7.

RISKS ASSOCIATED WITH FOREIGN CURRENCY NOTES AND INDEXED NOTES

        An investment in a foreign currency note or an indexed note entails significant risks that are not associated with an investment in a non-indexed note denominated in U.S. dollars. This section describes certain risks associated with investing in such notes. You should consult your financial and legal advisors about the risks of investing in the notes and the suitability of your investment in light of your particular situation. We disclaim any responsibility for advising you on these matters.

Fluctuations in currency exchange rates and the imposition of exchange controls could cause the U.S. dollar equivalent of any interest payments and/or principal payable at maturity of a foreign currency note or a currency indexed note to be lower than the U.S. dollar equivalent amount you paid to purchase the note.

        In general, the currency markets can be extremely volatile. Significant changes in the rate of exchange between the U.S. dollar and the specified currency for a foreign currency note (or, in the case of a currency indexed note, the rate of exchange between the specified currency and the indexed currency or currencies or between two or more indexed currencies for such note) during the term of any foreign currency note or currency indexed note may significantly reduce the U.S. dollar equivalent value of any interest payable in respect of such note and, consequently, the U.S. dollar equivalent rate of return on the U.S. dollar equivalent amount you paid to purchase such note. Moreover, if at maturity the specified currency for such note has depreciated against the U.S. dollar (or, in the case of a currency indexed note, if significant changes have occurred in the rate of exchange between the specified currency and the indexed currency or currencies or between two or more indexed currencies for such note), the U.S. dollar equivalent value of the principal amount payable in respect of such note may be significantly less than the U.S. dollar equivalent amount you paid to purchase such note.

        In certain circumstances such changes could result in a net loss to you on a U.S. dollar equivalent basis. If any currency indexed note is indexed to an indexed currency on a greater than one to one basis, the note will be leveraged and the percentage of the potential loss (or gain) to the investor as a result of the changes in exchange rates between currencies discussed above may be greater than the actual percentage of the change in the rate of exchange between the U.S. dollar and the currency or currencies in which the note is denominated or to which it is indexed.

        Currency exchange rates are determined by, among other factors:

  •
  changing supply and demand for a particular currency;

  •
  trade, fiscal, monetary, foreign investment and exchange control programs and policies of governments;

  •
  U.S. and foreign political and economic events and policies;

  •
  restrictions on U.S. and foreign exchanges or markets;

  •
  changes in balances of payments and trade;

  •
  U.S. and foreign rates of inflation;

  •
  U.S. and foreign interest rates; and

  •
  currency devaluations and revaluations.

        In addition, governments and central banks from time to time intervene, directly and by regulation, in the currency markets to influence prices and may, from time to time, impose or modify foreign exchange controls for a specified currency or indexed currency. Changes in exchange controls could affect exchange rates for a particular currency as well as the availability of a specified currency for making payments in respect of notes denominated in that currency.

        We have no control over the factors that affect rates of exchange between currencies. In recent years, rates of exchange have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note.

        The information set forth above is directed to you, as a prospective purchaser of foreign currency notes and currency indexed notes, only if you are a resident of the United States. If you are a resident of a country other than the United States, we are not advising you in this document with respect to any matters that may affect the purchase or holding of, or receipt of payments of any principal, premium or interest in respect of, foreign currency notes or currency indexed notes. If you are a resident of a country other than the United States, you should consult your own financial and legal advisors with regard to such matters.

        THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. AS A RESULT, YOU SHOULD ALSO CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, POSED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

        The pricing supplement relating to any foreign currency notes or currency indexed notes will contain information concerning historical exchange rates for the relevant specified currency or indexed currency against the U.S. dollar and a brief description of such currency and any exchange controls then in effect with respect to such currency.

If we are unable to make payments in the specified currency of a foreign currency note, you may experience losses due to exchange rate fluctuations.

        Exchange controls may restrict or prohibit us from making payments of any principal, premium or interest in respect of any note in any currency or composite currency. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular note, the currency in which amounts then due in respect of such note are payable would not be available to us. In that event, we will make such payments in the manner set forth under "Description of the Notes—Payment of Principal and Interest".

        If we are required to make payment in respect of a note in a specified currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then we will make all payments in respect of such note in U.S. dollars until such currency is again available or so used. Any amounts payable in such currency on any date will be converted by the exchange rate agent (which may be us or a bank or financial institution we select) into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment made under such circumstances in U.S. dollars will not constitute an event of default under the indenture.

You may not be able to secure a foreign currency judgment in the United States.

        The notes generally will be governed by, and construed in accordance with, the law of the New York. See "Description of Debt Securities—Governing Law" in the accompanying prospectus. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

An investment in indexed notes entails significant risks not associated with a similar investment in fixed or floating rate debt securities.

        An investment in notes that are indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies, including exchange rates and swap indices between currencies or composite currencies, commodities, securities, basket of securities or securities indices, interest rates or other indices, either directly or inversely, entails significant risks that are not associated with investments in a conventional fixed rate or floating rate debt security.

        These risks include the possibility that an index or indices may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed or floating rate debt security issued by us at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that you, as the investor, could lose all or a substantial portion of principal and/or premium, if any, payable on the maturity date. These risks depend on a number of interrelated factors, including economic, financial and political events, over which we have no control.

        Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile; such volatility in the past is not necessarily indicative, however, of fluctuations that may occur in the future.

        Any optional redemption feature of any notes might affect their market value. Since we may be expected to redeem notes when prevailing interest rates are relatively low, an investor generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate that is as high as the current interest rate on the notes.

        The secondary market, if any, for indexed notes will be affected by a number of factors independent of our creditworthiness and the value of the applicable index or indices, including the complexity and volatility of the index or indices, the method of calculating the principal, premium, if any, and/or interest in respect of indexed notes, the time remaining to the maturity of such notes, the outstanding amount of such notes, any redemption features of such notes, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of indexed notes.

        In addition, certain notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such notes readily or at prices that will enable them to realize their anticipated yield. You should not purchase such notes unless you understand and are able to bear the risks that such notes may not be readily saleable, that the value of such notes will fluctuate over time and that such fluctuations may be significant.

        Finally, our credit ratings may not reflect the potential impact of the various risks that could affect the market value of the notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks an investment in the notes may entail and the suitability of the notes in light of their particular circumstances.

        The pricing supplement relating to any commodity indexed note or stock indexed note will contain information concerning the historical prices of the commodity or the historical levels of the stock index underlying such note.

CURRENCY EXCHANGE INFORMATION

        If you purchase any notes, you must pay for them by wire transfer in the currency we specify. If you are a prospective purchaser of foreign currency notes (that is, notes for which the currency we specify is other than U.S. dollars), you may ask the agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for such foreign currency notes. You must make this request on or before the fifth business day preceding the issue date for such notes, or by a later date if the agent allows. The agent will perform each conversion on such terms and subject to such conditions, limitations and charges as such agent may from time to time establish in accordance with its regular foreign exchange practices. You will be responsible for any resulting currency exchange costs.

DESCRIPTION OF THE NOTES

The following description supplements the information contained in "Description of Debt Securities" in the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement. Because the information provided in a pricing supplement may differ from that contained in this prospectus supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The following description will apply to a particular issue of notes only to the extent that it is not inconsistent with the description provided in the applicable pricing supplement.

We will issue the notes under an indenture, dated as of August 15, 1991, between us and the predecessor in interest to J.P. Morgan Trust Company, National Association, as successor trustee, as supplemented by a supplemental indenture dated as of June 2, 2004. The information contained in this section and in the prospectus summarizes some of the terms of the notes and the indenture, as supplemented. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture, the supplemental indenture and the forms of the notes before making your investment decision. We have filed copies of these documents with the Securities and Exchange Commission (the SEC) and we have filed or will file copies of these documents at the offices of the trustee and the other paying agents, if any.

General Terms of the Notes

        The following are summaries of the material provisions of the indenture and the notes.

  •
  The notes will constitute a single series of debt securities we will issue pursuant to the indenture. We have more fully described the indenture in the accompanying prospectus.

  •
  The notes will be limited to an aggregate initial public offering price or purchase price of up to approximately U.S. $4,098,865,708 or the equivalent thereof in one or more other currencies or composite currencies. The exchange rate agent (which we will identify in the applicable pricing supplement) will determine the U.S. dollar equivalent of the public offering price or purchase price of a foreign currency on the basis of the noon buying rate for cable transfers in New York City as certified for customs purposes by the Federal Reserve Bank of New York for such specified currency on the applicable issue date.

  •
  We are offering the notes on a continuous basis through the agents identified on the cover page of this prospectus supplement.

  •
  The notes will mature at least nine months from their issue dates.

  •
  The notes may be subject to redemption prior to their maturity dates, as described under "—Redemption and Repurchase".

  •
  The notes will constitute our direct, unconditional and unsecured indebtedness and will rank equally in right of payment with all our unsecured and unsubordinated indebtedness. The notes will not be obligations of the Kingdom of Sweden.

  •
  We will issue the notes in fully registered form only, without coupons.

  •
  We will issue the notes in authorized denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof (in the case of notes denominated in U.S. dollars). We will set forth the authorized denominations of foreign currency notes in the applicable pricing supplement;

  •
  We expect to issue the notes initially in book-entry form, represented by a single global master note. Thereafter, the notes may be issued either in book entry form (represented by such master global note or one or more other global notes) or in certificated form. Except as we describe in the accompanying prospectus under the heading "—Description of Debt Securities—Global Securities," we will not issue book-entry notes in exchange for certificated notes. See "—Form of the Notes—Book-Entry Notes" below. You may present certificated notes for registration of transfer or exchange at the office of the trustee (currently located at 153 West 51st Street, New York, NY 10019), or at such other office or agency of the trustee as we may designate for such purpose in the Borough of Manhattan, The City of New York.

        The pricing supplement relating to a note will describe the following terms:

  •
  the principal or face amount of such note;

  •
  the currency we have specified for the note (and, if such specified currency is other than U.S. dollars, certain other terms relating to the note and the specified currency, including the authorized denominations of the note);

  •
  the price (expressed as a percentage of the aggregate principal or face amount thereof) at which we will issue the note;

  •
  the date on which we will issue the note;

  •
  the maturity date for the note;

  •
  if the note is a fixed rate note, the rate per annum at which the note will bear interest;

  •
  if the note is a floating rate note, the initial interest rate, the formula or formulas by which interest on the note will be calculated thereafter, the dates on which we will pay interest and any other terms relating to the particular method and times for calculating the interest rate for such note;

  •
  if such note is an indexed note, a description of the applicable index and the manner of determining the indexed principal amount and/or the indexed coupon amount thereof (all as defined below), together with other material information relevant to holders of such note;

  •
  if the note is a discount note, the total amount of original issue discount, the amount of original issue discount allocable to the initial accrual period and the yield to maturity of such note;

  •
  whether such note may be redeemed prior to its maturity date (other than as a result of a change in Swedish taxation as described under "—Redemption and Repurchase") and, if so, the provisions relating to redemption, including, in the case of a discount note or an indexed note, the information necessary to determine the amount due upon redemption;

  •
  whether the note will be issued initially as a book-entry note or a certificated note; and

  •
  any other material terms of the note.

Business Day Convention

        In this prospectus supplement, the term "business day" with respect to any note means any day, other than a Saturday or Sunday, that is a day on which:

  (1)
  commercial banks are generally open for business in The City of New York; and

  (2)
  (a) if such note is a foreign currency note and the specified currency in which such note is denominated is the euro, the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor system is open for business; and (b) if such note is a foreign currency note and the specified currency in which the note is denominated is other than the euro, commercial banks are generally open for business in the financial center of the country issuing such currency;

        and

  (3)
  if the note is an indexed note, commercial banks are generally open for business in such other place or places as may be set forth in the applicable pricing supplement; and

  (4)
  if the interest rate formula for the note is LIBOR, a London banking day. The term "London banking day" with respect to any note means any day on which dealings in deposits in the specified currency for such note are transacted in the London interbank market.

Discount Notes

        Any of the notes we issue may be "discount notes". A discount note is:

  (A)
  a note, including any note having an interest rate of zero, that has a stated redemption price at maturity that exceeds its issue price by at least 0.25% of its principal or face amount, multiplied by the number of full years from the issue date to the maturity date for such note; and

  (B)
  any other note that we designate as issued with original issue discount for United States federal income tax purposes.

Form of the Notes

The Depository Trust Company, or DTC, is under no obligation to perform or continue to perform the procedures described below, and it may modify or discontinue them at any time. Neither we nor the trustee will be responsible for DTC's performance of its obligations under its rules and procedures. Additionally, neither we nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

        We expect to issue the notes initially in the form of a single master global note in fully registered form, without coupons. The master global note will be registered in the name of a nominee of DTC, as depositary, or another depositary named in the pricing supplement. Except as set forth in the accompanying prospectus under "Book-Entry Procedures and Settlement," the notes will not be issuable as certificated notes. For more information, see "—Book-Entry Notes" below.

        Registered Notes.    Registered notes are payable to the order of and registered in the name of a particular person or entity. In the case of book-entry registered notes, the global security is registered in the name of a nominee of the applicable clearing system, and this nominee is considered the sole legal owner or holder of the notes for purposes of the indenture. Beneficial interests in a registered note and transfers of those interests are recorded by the security registrar.

        Book-Entry Notes.    All book-entry notes with the same issue date and terms will be represented by one or more global securities (which may be the master global note) deposited with, or on behalf of,

DTC, and registered in the name of DTC or its nominee (Cede & Co.). DTC acts as a depositary for, and holds the global securities on behalf of, certain financial institutions, called "participants". These participants, or other financial institutions acting through them called "indirect participants", will represent your beneficial interests in the global securities. They will record the ownership and transfer of your beneficial interests through computerized book-entry accounts, eliminating the need for physical movement of the notes. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described below, will not otherwise be issued as certificated notes.

        If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in "street name".

        When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because our legal obligations and those of the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee. For example, once we and the trustee make a payment to the registered holder of a global security, neither we nor the trustee will be liable for the payment to you, even if you do not receive it. In practice, the clearing system will pass along any payments or notices it receives from us to its participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing system will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any of our or the trustee's legal obligations.

        As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

  •
  you will not be entitled to (1) receive physical delivery of the securities in certificated form or (2) have any of the securities registered in your name, except under the circumstances described below under "—Certificated Notes";

  •
  you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

  •
  you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

        Outside the United States, you may elect to hold interests in global securities through Clearstream Banking, société anonyme (referred to as Clearstream Luxembourg) or Euroclear Bank, S.A./N.V. or its successor, as operator of the Euroclear System, referred to as Euroclear, if you are a participant in such systems, or indirectly through organizations that are participants of such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' security accounts in the names of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the names of their respective depositaries, which we refer to as the U.S. depositaries, on the books of the DTC.

        As long as the notes are represented by global securities, we will pay principal of and interest on such notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date.

        We have been advised by DTC, Clearstream Luxembourg and Euroclear, respectively, as follows:

  •
  As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  •
  As to Clearstream Luxembourg: Clearstream Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream Luxembourg is owned by Deutsche Börse AG.

    Clearstream Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg customers through electronic book-entry changes in accounts of Clearstream Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream Luxembourg in many currencies, including U.S. dollars. Clearstream Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream Luxembourg interfaces with domestic markets in a number of countries. Clearstream Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream Luxembourg and Euroclear.

    As a registered bank in Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream Luxembourg is an indirect participant in DTC.

    Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

  •
  As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

    Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

    The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

    The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (referred to as the Euroclear Terms and Conditions) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern (1) transfers of securities and cash within Euroclear; (2) withdrawal of securities and cash from Euroclear; and (3) receipt of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

        Certificated Notes.    We will issue debt securities in fully registered certificated form in exchange for book-entry securities represented by a global security only under the circumstances described in the prospectus under "Description of Debt Securities—Global Securities". If we do so, you will be entitled to have registered in your name, and have physically delivered to you, debt securities in certificated form equal to the amount of book-entry securities you beneficially own. If we issue certificated debt securities, they will have the same terms and authorized denominations as the global security.

Global Clearance and Settlement Procedures

        You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with applicable rules and operating procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and Clearstream Luxembourg customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearance system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such entities settled during such processing will be reported to the relevant Clearstream Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to continue to perform such procedures and such procedures may be discontinued at any time.

Paying Agents, Transfer Agents, Exchange Rate Agent and Calculation Agent

        Until the notes are paid, we will maintain a paying agent and transfer agent in The City of New York. We have initially appointed the trustee to serve as our paying agent and transfer agent.

        We will appoint an exchange rate agent (whom we will identify in the applicable pricing supplement) to determine the exchange rate for converting payments on notes denominated in a currency other than U.S. dollars into U.S. dollars, where applicable. In addition, as long as any floating rate notes are outstanding, we will maintain a calculation agent (whom we will identify in the applicable pricing supplement) for calculating the interest rate and interest payments on the notes.

Payment of Principal and Interest

General

        We will pay interest on registered notes (a) to the persons in whose names the notes are registered at the close of business on the record date or (b) if we are paying interest at maturity, redemption or repurchase, we will make this payment to the person to whom principal is payable. The regular record date for registered notes is the date 15 calendar days before the applicable interest payment date, whether or not a business day. If we issue notes between a record date and an interest payment date, we will pay the interest that accrues during this period on the next following interest payment date to the persons in whose names the notes are registered on the record date for that following interest payment date.

Book-Entry Notes

        We will, through our paying agent, make payments of principal, premium, if any, and interest on book-entry notes by wire transfer to the clearing system or the clearing system's nominee as the registered owner of the notes, which will receive the funds for distribution to the holders. We expect that the holders will be paid in accordance with the procedures of the clearing system and its participants. Neither we nor the paying agent will have any responsibility or liability for any of the records of, or payments made by, the clearing system or the clearing system's nominee or common depositary.

Registered Certificated Notes

        If we issue registered certificated notes, we will make payments of principal, premium, if any, and interest to you, as a holder, by wire transfer if:

  •
  you own at least U.S. $10,000,000 aggregate principal amount or its equivalent of notes; and

  •
  not less than 15 calendar days before the payment date, you notify the paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions.

        If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register mailed on the applicable record date.

Payment Currency

        We will pay any principal, premium or interest in respect of a note in the currency we have specified for such note. In the case of a foreign currency note, the exchange rate will arrange to convert all payments in respect of such note into U.S. dollars in the manner described in the next paragraph. However, if U.S. dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond our control, then the holder of such note will receive payments in such specified currency until U.S. dollars are again available for making such payments. Notwithstanding the foregoing, the holder of a foreign currency note may (if we so indicate in the applicable pricing supplement and note) elect to receive all payments in respect of such note in the specified currency for such note by delivery of a written notice to the trustee not later than 15 calendar days prior to the applicable payment date. The holder's election generally will remain in effect until revoked by written notice to the trustee received not later than 15 calendar days prior to the applicable payment date. The holder's election may not be effective under certain circumstances as described below under "Risks Associated with Foreign Currency Notes and Indexed Notes—If we are unable to make payments in the specified currency of a foreign currency note, you may experience losses due to exchange rate fluctuations."

        In the case of a foreign currency note, the exchange rate agent will determine the amount of any U.S. dollar payment in respect of such note based on the following exchange rate: the highest firm bid quotation expressed in U.S. dollars, for the foreign or composite currency in which such note is denominated, received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the specified currency for such note payable on such payment date in respect of all notes denominated in such specified currency. If no such bid quotations are available, we will make such payments in such specified currency, unless such specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case we will make such payments as described above under "Risks Associated with Foreign Currency Notes and Indexed Notes—If we are unable to make payments in the specified currency of a foreign currency note, you may experience losses due to exchange rate fluctuations".

        All currency exchange costs will be borne by the holders of foreign currency notes by deductions from such payments. Any of the foreign exchange dealers submitting quotes to the exchange rate agent may be one of the agents soliciting orders for the notes or an affiliate of such an agent. All determinations that the exchange rate agent makes, after being confirmed by us, will be binding unless they are clearly wrong.

        If the principal of any discount note is declared to be due and payable immediately due to the occurrence of an event of default, the amount of principal due and payable with respect to such note shall be the issue price of such note plus the amount of original issue discount amortized from the issue date of such note to the date of declaration. Such amortization shall be calculated using the "interest method" (computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration).

Interest Rates

General

        The interest rate on the notes will not be higher than the maximum rate permitted by New York law, currently 25% per year on a simple interest basis. This limit may not apply to notes in which U.S.$ 2,500,000 or more has been invested. Interest payments on the notes will generally include interest accrued from and including the issue date or the last interest payment date to but excluding the following interest payment date or the date of maturity, redemption or repurchase. Each of these periods is called an interest period.

Fixed Rate Notes

        Each fixed rate note will bear interest from its issue date at the rate per annum (which may be zero) stated on the face of the note until the principal amount of the note is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, we will pay interest on each fixed rate note semiannually in arrears on each March 15 and September 15 and at maturity. Each payment of interest on a fixed rate note in respect of an interest payment date shall include interest accrued through the day before such interest payment date.

        Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

        If we are required to make a payment required in respect of a fixed rate note on a date that is not a business day for such note, we need not make the payment on such date, but may make it on the first succeeding business day with the same force and effect as if we had made it on such date, and no additional interest shall accrue as a result of such delayed payment.

Floating Rate Notes

        Each floating rate note will bear interest from its issue date to the first interest reset date (as defined below) for such note at the initial interest rate specified for such note. Thereafter, each floating rate note will have an interest rate formula. This formula is generally composed of the following:

  •
  a base interest rate with a specified maturity called the index maturity, e.g., three months, six months, etc.;

  •
  plus or minus a spread measured in basis points with one basis point equal to 1/100 of a percentage point; or

  •
  multiplied by a spread multiplier measured as a percentage.

        The applicable pricing supplement will specify the base rate, the index maturity and the spread or spread multiplier. The pricing supplement may also specify a maximum (ceiling) or minimum (floor) interest rate limitation. The calculation agent will use the interest rate formula, taking into account any maximum or minimum interest rate, to determine the interest rate in effect for each interest period. All determinations made by the calculation agent will be binding unless they are clearly wrong.

        We may issue floating rate notes with the following base rates:

  •
  LIBOR;

  •
  Commercial Paper Rate;

  •
  Treasury Rate;

  •
  CD Rate;

  •
  Federal Funds Rate;

  •
  Prime Rate; or

  •
  any other rate specified in the relevant pricing supplement.

        The applicable pricing supplement will also specify the following with respect to each floating rate note:

  •
  the dates as of which the calculation agent will determine the interest rate for each interest period (referred to as the interest determination date);

  •
  the frequency with which the interest rate will be reset, i.e., daily, weekly, monthly, quarterly, semiannually or annually;

  •
  the dates on which the interest rate will be reset (referred to as the interest reset date), i.e., the first day of each new interest period, using the interest rate that the calculation agent determined on the interest determination date for that interest period;

  •
  the interest payment dates; and

  •
  if already determined, the initial interest rate in effect from and including the issue date to but excluding the first interest reset date.

        Unless otherwise specified in the applicable pricing supplement, the date or dates on which interest will be reset will be as follows:

  •
  in the case of notes that reset daily, each business day;

  •
  in the case of notes, other than those whose base rate is the Treasury Rate, that reset weekly, the Wednesday of each week;

  •
  in the case of notes whose base rate is the Treasury Rate that reset weekly, the Tuesday of each week (except as provided below);

  •
  in the case of notes that reset monthly, the third Wednesday of each month;

  •
  in the case of notes that reset quarterly, the third Wednesday of March, June, September and December;

  •
  in the case of notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and in the case of notes that reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement;

with the following two exceptions:

  •
  the interest rate in effect from the date of issue to the first interest reset date will be the initial interest rate; and

  •
  the interest rate in effect for the 10 days immediately prior to the maturity date will be that in effect on the tenth day preceding the maturity date.

Determination of Reset Interest Rates

        The interest rate applicable to each interest reset period commencing on the respective interest reset date will be the rate determined as of the applicable interest determination date defined below on or prior to the calculation date.

        Unless otherwise specified in the applicable pricing supplement, the "interest determination date" with respect to an interest reset date for:

  •
  notes for which the base rate is LIBOR, the second London Banking Day before the interest reset date unless the designated LIBOR currency is pounds sterling, in which case the interest determination date will be the applicable interest reset date;

  •
  notes for which the base rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate or Prime Rate, will be the second business day before the interest reset date; and

  •
  notes for which the base rate is the Treasury Rate, the day of the week in which that interest reset date falls on which treasury bills (as defined below under "—Treasury Rate") are normally auctioned. Treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but is sometimes held on the preceding Friday. If as a result of a legal holiday a treasury bill auction is held on the Friday of the week preceding an interest reset date, the related interest determination date will be the preceding Friday; and if an auction falls on any interest reset date, then the interest reset date instead will be the first business day following the auction.

        The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more base rates will be the first business day which is at least two business days prior to the interest reset date for that floating rate note on which each base rate is determined. Each base rate will be determined on that date and the applicable interest rate will take effect on the related interest reset date.

        The interest rate in effect with respect to a floating rate note on each day that is not an interest reset date will be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to a floating rate note for the period from its original issue date to the first interest reset date, to which we refer as the "initial interest rate," will be determined as specified in the applicable pricing supplement.

Interest Payment Dates

        Unless otherwise specified in the applicable pricing supplement, the date or dates on which interest will be payable are as follows:

  •
  in the case of notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

  •
  in the case of notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year;

  •
  in the case of notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

  •
  in the case of notes that reset annually, on the third Wednesday of the month specified in the applicable pricing supplement.

        If any interest payment date, other than one that falls on the maturity date or on a date for earlier redemption or repurchase, or interest reset date for a floating rate note would fall on a day that is not a business day, the interest payment date or interest reset date will instead be the next business day, unless the notes are LIBOR notes and that business day falls in the next month, in which case the interest payment date or the interest reset date will be the preceding business day. If any payment on a floating rate note is due on the maturity date or upon earlier redemption or repurchase and that date is not a business day, the payment will be made on the next business day. In addition, if any payment on a floating rate note is due on a date that is not a business day in the relevant place of payment, we will make the payment on the next business day in that place of payment and no additional interest will accrue as a result of this delay. We will treat these payments as if they were made on the due date.

Accrued Interest

        The calculation agent will calculate the accrued interest payable on floating rate notes for any interest period by multiplying the principal amount of the note by an accrued interest factor, which will equal the interest rate for the interest period times a fraction, the numerator of which is the number of days in the period and the denominator of which is 360 or, in the case of Treasury Rate notes, the actual number of days in the year, either 365 or 366. If the interest rate varies during the period, the accrued interest factor will equal the sum of the interest factors for each day in the interest period. The calculation agent will compute the interest factors for each day by dividing the interest rate applicable to that day by 360, or, in the case of Treasury Rate notes, by the actual number of days in the year, either 365 or 366.

        The calculation agent will round all percentages resulting from any interest rate calculation to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, the calculation agent will round 9.876545%, or .09876545, to 9.87655% or .0987655. The calculation agent will also round all specified currency amounts used in or resulting from any interest rate calculation to the nearest one-hundredth of a unit, with .005 of a unit being rounded upward.

Calculation Agent

        The applicable pricing supplement will identify the entity that will act as calculation agent for the floating rate notes. If you are the holder of a floating rate note, you may ask the calculation agent to provide you with the current interest rate and, if it has been determined, the interest rate that will be in effect on the next interest reset date. The calculation agent will also notify us, each paying agent and the registered holders, if any, of the following information for each interest period (except for the initial interest period if this information is specified in the applicable pricing supplement):

  •
  the interest rate in effect for the interest period;

  •
  the number of days in the interest period;

  •
  the next interest payment date; and

  •
  the amount of interest that we will pay for a specified principal amount of notes on that interest payment date.

        The calculation agent will generally provide this information by the first business day of each interest period, unless the terms of a particular series of notes provide that the calculation agent will calculate the applicable interest rate on a calculation date after that date, in which case the calculation agent will provide this information by the first business day following the applicable calculation date.

Base Rates

        LIBOR.    Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined by the calculation agent in accordance with the following provisions:

  (a)
  For an interest determination date relating to any floating rate note for which LIBOR is an applicable base rate, to which we refer as a "LIBOR interest determination date," LIBOR will be either:

  —
  if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, unless the Designated LIBOR page, as defined below, by its terms provides only for a single rate, in which case that single rate shall be used, for deposits in the designated LIBOR currency having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appear, or, if only a single rate is required as aforesaid, appears, on the designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date,

    or

    —
    if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the designated LIBOR currency having the index maturity specified in the applicable pricing supplement commencing on that interest reset date, that appears on the Designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date.

    If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of that LIBOR interest determination date will be determined as if the parties had specified the rate described in clause (b) below.

  (b)
  For a LIBOR interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR page as specified in clause (a) above, the calculation agent will request the principal London offices of each of four major reference banks, which may include one or more of the agents or their affiliates, in the London interbank market, as selected by the calculation agent, after consultation with us, to provide its offered quotation for deposits in the designated LIBOR currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR interest determination date and in a principal amount that is representative for a single transaction in the designated LIBOR currency in that market at that time.

  •
  If the reference banks provide at least two such quotations, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, as defined below, on that LIBOR interest determination date by three major banks, which may include one or more of the agents or their affiliates, in that principal financial center selected by the calculation agent, after consultation with us, for loans in the designated LIBOR currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in that designated LIBOR currency in that market at that time.

    •
    If the banks selected by the calculation agent are not quoting as set forth above, LIBOR with respect to that LIBOR interest determination date will be LIBOR for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

        "Designated LIBOR currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no such currency is specified in the applicable pricing supplement, the designated LIBOR currency shall be U.S. dollars.

        "Designated LIBOR page" means

  •
  if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, on the page specified in the applicable pricing supplement, or any successor page on that service, for the purpose of displaying the London interbank rates of major banks for the designated LIBOR currency; or

  •
  if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on MoneyLine Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for the designated LIBOR currency.

        "Principal financial center" means the capital city of the country to which the designated LIBOR currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the "principal financial center" means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor system.

        Commercial Paper Rate.    Unless otherwise specified in the applicable pricing supplement, "commercial paper rate" means, for any interest determination date relating to any floating rate note for which the commercial paper rate is an applicable base rate, to which we refer as a "commercial paper rate interest determination date," the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper—Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

  •
  If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper of the specified index maturity as published in H.15 Daily Update, or in another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper—Nonfinancial".

  •
  If by 3:00 p.m., New York City time, on the calculation date, the rate described is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the commercial paper rate for the applicable commercial paper rate interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on that commercial paper rate interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement placed for a non-financial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating agency.

  •
  If the dealers selected as described above by the calculation agent are not quoting as set forth above, the commercial paper rate with respect to that commercial paper rate interest determination date will be the commercial paper rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

        "Money market yield" means the yield, expressed as a percentage, calculated in accordance with the following formula:

Money market yield =	360 × D 360 - (D × M)	× 100

where "D" is the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" is the actual number of days in the applicable interest period.

        Treasury Rate Notes.    Unless otherwise specified in the applicable pricing supplement, "treasury rate" means, with respect to any interest determination date relating to any floating rate note for which the treasury rate is an applicable base rate, to which we refer as a "treasury rate interest determination date," the rate from the auction held on such treasury rate interest determination date of direct obligations of the United States, or "treasury bills," having the index maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on MoneyLine Telerate, Inc. or any successor service, on page 56, or any other page as may replace that page on that service, to which we refer as "Telerate page 56," or page 57, or any other page as may replace that page on that service, or "Telerate page 57". If the treasury rate cannot be determined in this manner, the following procedures will apply:

  •
  If the rate described above is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the rate for those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," will be the treasury rate.

  •
  If the rate described in the prior paragraph is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield, as defined below, of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury.

  •
  If the auction rate described in the prior paragraph is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that treasury rate interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on that treasury rate interest determination date of those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

  •
  If the rate described in the prior paragraph is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the calculation agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that treasury rate interest determination date, of three leading primary United States government securities dealers, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with the Company, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

  •
  If the dealers selected as described above by the calculation agent are not quoting as set forth above, the treasury rate with respect to that treasury rate interest determination date will be the treasury rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

        "Bond equivalent yield" means a yield, expressed as a percentage, calculated in accordance with the following formula:

Bond equivalent yield =	D × N 360 - (D × M)

where "D" is the applicable per annum rate for treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" is the actual number of days in the applicable interest reset period.

        CD Rate.    Unless otherwise specified in the applicable pricing supplement, CD rate means, with respect to any interest determination date relating to any floating rate note for which the CD rate is an applicable base rate, which date we refer to as a "CD rate interest determination date," the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply:

  •
  If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the CD rate will be the rate on that CD rate interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 Daily Update, as defined below, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption "CDs (Secondary Market)".

  •
  If by 3:00 p.m., New York City time, on the applicable calculation date, that rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source, the CD rate for that CD rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

  •
  If the dealers selected as described above by the calculation agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

        "H.15(519)" means the weekly statistical release designated "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

        "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication. All references to this website are inserted as inactive textual references to the "uniform resource locator," or "URL," and are for your informational reference only. Information on that website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

        Federal Funds Rate.    Unless otherwise specified in the applicable pricing supplement, "federal funds rate" means, with respect to any interest determination date relating to any floating rate note for which the federal funds rate is an applicable base rate, to which we refer as a "federal funds rate interest determination date," the rate on that date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as that rate is displayed on MoneyLine Telerate, Inc., or any successor service, on page 120, or any other page as may replace that page on that service, to which we refer as "Telerate page 120". If the federal funds rate cannot be determined in this manner, the following procedures will apply.

  •
  If the rate described above does not appear on Telerate page 120 by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate will be the rate on that federal funds rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption "Federal Funds (Effective)".

  •
  If the rate described above does not appear on Telerate page 120 or is not yet published in H.15(519), H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate for that federal funds rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that federal funds rate interest determination date.

  •
  If the brokers selected as described above by the calculation agent are not quoting as set forth above, the federal funds rate with respect to that federal funds rate interest determination date will be the federal funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

        Prime Rate.    Unless otherwise specified in the applicable pricing supplement, "prime rate" means, with respect to any interest determination date relating to any floating rate note for which the prime rate is an applicable base rate, to which we refer as a "prime rate interest determination date," the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan." If the prime rate cannot be determined in this manner, the following procedures will apply:

  •
  If the rate is not published prior to 9:00 A.M., New York City time, on the related interest determination date, then the prime rate will be the rate on the prime rate interest determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

  •
  If the rate is not published prior to 3:00 P.M., New York City time, on the related interest determination date in either of those sources, then the prime rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate for the prime rate interest determination date.

  •
  If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, then the calculation agent will select four major banks in New York City. The prime rate will be the arithmetic mean of the prime rates quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the prime rate interest determination date.

  •
  If all four of the banks selected by the calculation agent do not provide quotations, then the prime rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the prime rate interest determination date. These prime rate quotes will be provided by the selected banks and by a reasonable number of substitute domestic banks or trust companies that the calculation agent will select that have total equity capital of at least $500,000,000.

  •
  If the banks or trust companies that the calculation agent selects do not provide quotations as described above, then the prime rate will remain the same as the prime rate in effect on the prime rate interest determination date.

        "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks

Indexed Notes

        We may offer indexed notes according to which the principal and/or interest is determined by reference to an index relating to:

  •
  Securities of one or more issuers;

  •
  the rate of exchange between the specified currency of the note and one or more other currencies or composite currencies, called the indexed currencies;

  •
  the price of one or more commodities, called the indexed commodities, on specified dates;

  •
  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance described in the applicable pricing supplement; or

  •
  one or more indices or baskets of the items described above.

        The pricing supplement will describe how interest and principal payments on indexed notes will be determined. It will also include historical and other information about the index or indices and information about the U.S. tax consequences to the holders of indexed notes.

        Amounts payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal amount that we will pay you on redemption or repayment before maturity would be the face amount, the principal amount at that date or another amount.

        If a third party is responsible for calculating or announcing an index for certain indexed notes and that third party stops calculating or announcing the index, or changes the way that the index is calculated in a way not permitted in the pricing supplement, then the index will be calculated by an independent determination agent named in the pricing supplement. If no independent agent is named, then we will calculate the index. If neither the determination agent nor we can calculate the index in the same way and under the same conditions as the original third party, then the principal or interest on the notes will be determined as described in the pricing supplement. All calculations that we or the independent determination agent make will be binding unless they are clearly wrong.

        If you purchase an indexed note, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the note may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. An investment in indexed notes may entail significant risks. See "Risks Associated With Foreign Currency Notes and Indexed Notes—Indexed Notes."

European Monetary Union

        On January 1, 1999, the European Community introduced the single European currency known as the euro in the 11 (now 12) participating member states of the European Monetary Union. A participating member state is a member state of the European Community that has adopted the euro as its legal currency according to the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Treaty on European Union, signed in Maastricht on February 1, 1992. During a transition period from January 1, 1999 to December 31, 2001, the former national currencies of those 12 participating member states continued to be legal tender in their country of issue, at rates irrevocably fixed on December 3, 1998. As of the date of this prospectus supplement, Sweden is not participating in the single currency.

        The European Community completed the final stage of its economic and monetary union on January 1, 2002, when euro notes and coins became available and participating member states withdrew their national currencies. It is not possible to predict how the European Monetary Union may affect the value of the notes or the rights of holders. You are responsible for informing yourself about the effects of European Monetary Union on your investment.

        If so specified in the applicable pricing supplement, we may at our option, and without the consent of the holders of the notes or any coupons or the need to amend the notes or the indenture, redenominate the notes issued in the currency of a country that subsequently participates in the final stage of the European Monetary Union, or otherwise participates in the European Monetary Union in a manner with similar effect to such final stage, into euro. The provisions relating to any such redenomination will be contained in the applicable pricing supplement.

Redemption and Repurchase

Redemption

        The pricing supplement for the issuance of each series of notes will indicate either that:

  •
  the notes cannot be redeemed prior to their maturity date (other than on the occurrence of the tax events described under "Description of Debt Securities—Optional Redemption Due to Changes in Swedish Tax Treatment" in the accompanying prospectus); or

  •
  the notes will be redeemable at our or the holder's option on or after a specified date at a specified redemption price. The redemption price may be par or may decline from a specified premium to par at a later date, together, in each case, with accrued interest to the date of redemption.

Repurchase

        We may repurchase notes at any time and price in the open market or otherwise. Notes we repurchase may, at our discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the trustee for cancellation.

Discount Notes

        If the pricing supplement states that a note is a discount note, the amount payable in the event of redemption or other acceleration of the maturity date will be the amortized face amount of the note as of the date of redemption, repayment or acceleration, but in no event more than its principal amount.

The amortized face amount is equal to (a) the issue price plus (b) that portion of the difference between the issue price and the principal amount that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or acceleration date.

Sinking Fund

        The notes will not be subject to any sinking fund.

Notices

        Notices to holders of notes will be made by first class mail, postage prepaid, or sent by facsimile transmission to the registered holders.

Risks Relating to Jurisdiction and Enforcement of Judgments

        We have irrevocably appointed the Swedish Consulate General in The City of New York as our authorized agent for service of process in any action based on the debt securities brought against us in any State or federal court in The City of New York. We will waive any immunity from the jurisdiction of these courts to which we might be entitled in any action based on these debt securities, but the waiver will not extend to actions brought under U.S. federal securities laws.

UNITED STATES TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in notes and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

        This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

        You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

        Payments or accruals of "qualified stated interest" (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than U.S. dollars (a "foreign currency"), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

        Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. (The rules for determining these amounts are discussed below.) If you purchase a note that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

        When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the note. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

        The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

        Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

        Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

Original Issue Discount

        If we issue notes at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of full years to their maturity, the notes will be "original issue discount notes." The difference between the issue price and the stated redemption price at maturity of the notes will be the "original issue discount." The "issue price" of the notes will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the notes other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

        If you invest in an original issue discount note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

        In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an original issue discount note allocable to each accrual period is determined by:

  (i)
  multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the note and the denominator of which is the number of accrual periods in a year; and

  (ii)
  subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

        In the case of an original issue discount note that is a floating rate note, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.) The "adjusted issue price" of an original issue discount note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an original issue discount note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

        You generally may make an irrevocable election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the "Premium" and "Market Discount") to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

        In the case of an original issue discount note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under "Payments or Accruals of Interest." Because exchange rates may fluctuate, if you are the holder of an original issue discount note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar original issue discount note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the original issue discount note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the original issue discount note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

        If you purchase an original issue discount note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the note other than payments of qualified stated interest), or if you purchase an original issue discount note in the initial offering at a price other than the note's issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an original issue discount note at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

        Floating rate notes generally will be treated as "variable rate debt instruments" under the OID Regulations. Accordingly, the stated interest on a floating rate note generally will be treated as "qualified stated interest" and such a note will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a "variable rate debt instrument," the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.

        Certain original issue discount notes may be redeemed prior to Maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. original issue discount notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase original issue discount notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes

        The rules described above will also generally apply to original issue discount notes with maturities of one year or less ("short-term notes"), but with some modifications.

        First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be original issue discount notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the Maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

        Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any "acquisition discount" with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

        Finally, the market discount rules described below will not apply to short-term notes.

Premium

        If you purchase a note at a cost greater than the note's remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. original issue discount notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to Maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

        If you purchase a note at a price that is lower than the note's remaining redemption amount (or in the case of an original issue discount note, the note's adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

        You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

Indexed Notes and Other Notes Providing for Contingent Payments

        Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

Information Reporting and Backup Withholding

        The paying agent must file information returns with the United States Internal Revenue Service in connection with note payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

PLAN OF DISTRIBUTION

Distribution

        We may offer the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. The terms and conditions contained in the agency agreement, dated as of June 2, 2004 (the Agency Agreement), and any terms agreement entered into thereunder will govern these selling efforts. The agents who have entered into this agreement with us are listed on page S-4.

        We will pay the agents a commission that will be negotiated at the time of sale. Generally, the commission will take the form of a discount, which may vary based on the maturity of the notes offered and is expected to range from 0.125% to 0.650% of the principal amount.

        In addition to the agents listed on page S-4, we may sell notes through other agents who execute the forms and receive the confirmations required by the Agency Agreement. The applicable pricing supplement will specify the agents and their commission.

        We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of notes in whole or in part.

        We may also sell notes to agents as principal, i.e., for their own accounts. These notes may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices. The pricing supplement relating to these notes will specify the purchase price paid by the agents and, if the notes are to be resold at a fixed public offering price, the initial public offering price and the underwriting discounts and commissions. Unless the pricing supplement specifies otherwise, any note purchased by an agent as principal will be purchased at 100% of the principal amount of the note minus a percentage equal to the commission applicable to an agency sale of a note of identical maturity. These notes may be sold to other dealers. The agents and dealers may allow concessions, which will be described in the pricing supplement. Such concessions may not be in excess of those concessions received by such agent from us. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

        The notes will generally not have an established trading market when issued. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market will be established for any series of notes, or that any of them will be sold. The notes will not be listed on any securities exchange, unless otherwise indicated in the pricing supplement.

        In order to facilitate the offering of the notes, the stabilizing manager or any person acting for the stabilizing manager may engage in transactions with a view to supporting the market price of the notes issued under this program at a level higher than that which might otherwise prevail for a limited period after the issue date. In particular, the stabilizing manager or any person acting for it may:

  •
  over-allot in connection with the offering, i.e., offer and apportion more of the notes than the agents have, creating a short position in the notes for their own accounts;

  •
  bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

  •
  if the stabilizing manager or any person acting on its behalf repurchases previously-distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

        Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The stabilizing manager or any person acting on its behalf are not required to engage in these activities, but, if they do, they may discontinue them at any time and they must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.

        We may agree to reimburse the agents for certain expenses incurred in connection with the offering of the notes. The agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business.

        We have agreed to indemnify the agents against certain liabilities, including liabilities under the U.S. Securities Act of 1933 (the Securities Act). The agents, whether acting as agent or principal, and any dealer that offers the notes, may be deemed to be "underwriters" within the meaning of the Securities Act.

        A form of pricing supplement is attached as Annex A to this prospectus supplement.

Selling Restrictions

        Each of the agents has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the terms agreement.

United Kingdom

        Each of the agents has further represented and agreed that:

  (a)
  No deposit taking: in relation to any notes which must be redeemed before the first anniversary of the date of their issue:

  (i)
  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and

  (ii)
  it has not offered or sold and will not offer or sell any notes other than to persons:

  (A)
  whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

  (B)
  who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses;

where the issue of the notes would otherwise constitute a contravention of section 19 of the U.K. Financial Services and Markets Act 2000, or the FSMA, by us;

  (b)
  Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

  (c)
  General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from or otherwise involving the United Kingdom.

Japan

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan. Each agent has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

        Each agent has agreed that it and each of its affiliates have not (i) offered or sold, and will not offer or sell, the notes by means of any document, to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any invitation, document or advertisement relating to notes in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to notes intended to be disposed of outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Singapore

        The prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each of the agents has agreed that the prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001 of Singapore, or the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Germany

        Each agent has confirmed that it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been and will be published in respect of the program and that it will comply with the Securities Selling Prospectus Act, of the Federal Republic of Germany (Wertpapier- Verkaufsprospektgesetz) or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of the notes. In particular each agent has undertaken not to engage in public offering (Öffentliches Anbieten) in the Federal Republic of Germany with respect to any notes issued under the program otherwise than in accordance with the Securities Selling Prospectus Act and any other act replacing or supplementing the Securities Selling Prospectus Act and all other applicable laws and regulations.

France

        The notes will be issued outside the Republic of France and may not be publicly offered in the Republic of France, and each agent has represented and agreed that, and each further agent under the program will be required to represent and agree that, it has not offered or sold notes in the Republic of France, except in compliance with the relevant regulations issued from time to time by the Commission des Operations de Bourse to (i) qualified investors (investisseurs qualifiés) or (ii) a limited number of investors (cercle restreint d'investisseurs) each as defined in Article L411-1 et seq of the French Code monétaire et finacier and Decree no. 98.880 dated October 1, 1998. In addition, each agent has represented and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, the prospectus supplement, the prospectus or any other offering material relating to the notes other than to investors to whom offers and sales of notes in the Republic of France may be made as described above.

The Netherlands

        The notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the notes, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

Switzerland

        Each agent has agreed that any issue of notes denominated in Swiss francs or carrying a Swiss franc related element will be in compliance with the guidelines of the Swiss National Bank regarding Swiss franc denominated securities.

Kingdom of Sweden

        Each agent has confirmed and agreed that it will not, directly or indirectly, offer for subscription or purchase or issue invitations to subscribe for or buy or sell notes or distribute drafts or definitive documents in relation to any such offer, invitation or sale in the Kingdom of Sweden, except in compliance with the laws of the Kingdom of Sweden.

ANNEX A

        [FORM OF PRICING SUPPLEMENT]

PRICING SUPPLEMENT No. [        ]
(To Prospectus dated May 28, 2004 and
Prospectus Supplement dated May 28, 2004)

[Principal Amount][Face Amount]
AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)
(Incorporated in Sweden with limited liability)

[TITLE OF ISSUE]
[MATURITY DATE]

[Issue Price: [    ]]

Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

The notes are issued by AB Svensk Exportkredit (Swedish Export Credit Corporation). The notes will mature on [MATURITY DATE]. [The notes will not be redeemable before maturity except for tax reasons] [and] [will not be entitled to the benefit of any sinking fund].

[Interest on the notes will be payable on each [MONTH/DATE] and each [MONTH/DAY] and at maturity.]

[The notes will not be listed on any securities exchange.]

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined whether this pricing supplement or the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Discounts and Commissions		Proceeds, before expenses
Per Note	[ ]	%	[ ]	%	[ ]	%
Total	[ ]		[ ]		[ ]

[If you purchase any of the notes, you will also be required to pay accrued interest from [ISSUE DATE] if we deliver the notes after that date.]

[AGENT[S]] expect to deliver the notes to investors on or about [CLOSING DATE] [through the facilities of [NAME OF DEPOSITARY].

[AGENT[S]]

The date of this pricing supplement is [DATE].

ABOUT THIS PRICING SUPPLEMENT

        This pricing supplement is a supplement to:

  •
  the accompanying prospectus supplement dated May 28, 2004 relating to the aggregate principal amount of U.S.$ 4,098,865,708 (or its equivalent in other currencies or currency units) of our medium-term notes, series C, due nine months or more from date of issue and

  •
  the accompanying prospectus dated May 28, 2004 relating to our debt securities.

        If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

        You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. We and the purchasers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them. This means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

  •
  information that we file with the SEC and which we incorporate by reference in this prospectus will automatically update and supersede information in this prospectus.

        We incorporate by reference our annual report on Form 20-F for the fiscal year ended December 31, [YEAR], which we filed with the SEC on [DATE] under the Securities Exchange Act of 1934. [We also incorporate by reference our report on Form 6-K for the [three-month] period ended [DATE], which we filed with the SEC on [DATE] under the Securities Exchange Act of 1934.]

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until we terminate the offering:

  •
  any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in this prospectus; and

  •
  reports filed by us under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

  AB Svensk Exportkredit
  (Swedish Export Credit Corporation)
  Västra Trädgårdsgatan 11B
  10327 Stockholm, Sweden
  Tel: +46-8-613-8300

DESCRIPTION OF THE NOTES

        We will issue the notes under the indenture, as supplemented. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the indenture, as supplemented. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture, the supplemental indenture and the form of the notes before making your investment decision. We have filed copies of these documents with the SEC and we have filed or will file copies of these documents at the offices of the trustee and the paying agent[s].

Aggregate Principal Amount:	[ ]
Issue Price:	[ ]%
Original Issue Date:	[ ]
Maturity Date:	[ ]
Specified Currency:	[ ]
Authorized Denominations:	[ ]
Form:	[ ]
Interest Rate:	[Floating/[ ]% per annum]
Interest Payment Dates:	[ ]
Regular Record Dates:	[ ]
Floating Rate Notes:
Base Rate:	—LIBOR*
—Commercial Paper Rate
—Treasury Rate
—CD Rate
—Federal Funds Rate
—Prime Rate
—Other
*—LIBOR Moneyline Telerate—LIBOR Reuters
Index Maturity:	[ ]
Initial Interest Rate:	[ ]
Spread (+/-) or Spread Multiplier:	[ ]
Interest Reset Dates:	[ ]
Interest Determination Dates:	[ ]
Maximum Interest Rate:	[Specify] [None; provided, however, that in no event will the interest rate be higher than the maximum rate permitted by New York law, as modified by United States law of general application]
Minimum Interest Rate:	[ ]
Optional Redemption:	Yes No
[Initial Redemption Date:]	[ ]

Optional Repayment:	Yes No
Indexed Note:	Yes No
Foreign Currency Note:	Yes No
Purchasers:	[ ]
Purchase Price:	[ ]%
[Net Proceeds, after Commissions, to us:]	[ ]
Closing Date:	[ ]
Method of Payment:	[ ]
Listing, if any:
Securities Codes:
CUSIP:	[ ]
Trustee:	J.P. Morgan Trust Company, National Association
Paying Agent:	[ ]
[Luxembourg Paying Agent]	[ ]
Calculation Agent:	[ ]
Exchange Rate Agent:	[ ]
Transfer Agent:	[ ]
Further Issues:	We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.
Payment of Principal and Interest:	[ ]
Governing Law:	The notes will be governed by, and construed in accordance with, New York law, except that matters relating to the authorization and execution of the notes by us will be governed by the law of Sweden. Furthermore, if the notes are at any time secured by property or assets in Sweden, matters relating to the enforcement of such security will be governed by the law of Sweden.
Further Information:	[ ]

PLAN OF DISTRIBUTION

        [Describe distribution arrangements, if applicable.]

Prospectus

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)
(Incorporated in Sweden with limited liability)

Debt Securities

        We, AB Svensk Exportkredit, also known as Swedish Export Credit Corporation, or SEK, may from time to time offer and sell our debt securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. We may sell debt securities having an aggregate initial offering price of up to U.S. $4,098,865,708 in the United States. The debt securities will constitute direct, unconditional and unsecured indebtedness of SEK and will rank equally in right of payment among themselves and with all our existing and future unsecured and unsubordinated indebtedness.

        We may sell the debt securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

        You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2004

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading "Where You Can Find More Information".

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them. This means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

  •
  information that we file with the SEC and which we incorporate by reference in this prospectus will automatically update and supersede information in this prospectus.

        We incorporate by reference:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2003, which we filed with the SEC on April 28, 2004 under the Securities Exchange Act of 1934;

  •
  our report on Form 6-K for the three-month period ended March 31, 2004, which we filed with the SEC on April 30, 2004 under the Securities Exchange Act of 1934; and

  •
  our report on Form 6-K, which we filed with the SEC on May 27, 2004.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until we terminate the offering:

  •
  any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in this prospectus; and

  •
  reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

  AB Svensk Exportkredit
  (Swedish Export Credit Corporation)
  Västra Trädgårdsgatan 11B
  10327 Stockholm, Sweden
  Tel:  011-46-8-613-8300

FORWARD-LOOKING STATEMENTS

        The following documents relating to our debt securities may contain forward-looking statements:

  •
  this prospectus;

  •
  any prospectus supplement;

  •
  any pricing supplement to a prospectus supplement; and

  •
  the documents incorporated by reference in this prospectus and any prospectus supplement or pricing supplement.

        Certain of the statements contained in these documents may be statements of future expectations and other forward-looking statements that are based on our management's views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. In addition to statements, which are forward-looking by reason of context, the words "may", "will", "should", "plan", "intend", "anticipate", "believe", "estimate", "potential", or "continue" and similar expressions identify forward-looking statements. Actual results, performance or events may differ materially from those in such statements due to, without limitation:

  •
  general economic conditions, including in particular economic conditions and markets,

  •
  performance of financial markets,

  •
  interest rates,

  •
  currency exchange rates,

  •
  changing levels of competition,

  •
  changes in laws and regulations,

  •
  changes in the policies of central banks and/or foreign governments, and

  •
  general competitive factors,

in each case on a local, regional, national and/or global basis. We assume no obligation to update any forward-looking information contained in these documents.

ENFORCEMENT OF LIABILITIES; SERVICE OF PROCESS

        We are a public limited liability company incorporated in Sweden, and all of our directors and executive officers and the experts named herein are residents of countries other than the United States. A substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon such persons or to realize against them or us upon judgments of courts of the United States predicated upon civil liabilities under the U.S. Securities Act of 1933, as amended (the "Securities Act"). We have been advised by our Swedish counsel, Advokatfirman Vinge, that there is doubt as to the enforceability of claims in Sweden in respect of liabilities predicated solely upon the Securities Act, whether or not such claims are based upon judgments of United States courts. We have consented to service of process in The City of New York for claims based upon the indenture (as discussed below) and the debt securities we may offer, except insofar as such claims are predicated upon the Securities Act.

PROSPECTUS SUMMARY

General

        This summary provides you with a brief overview of key information concerning SEK. This summary also provides you with a brief summary of the material terms of the debt securities we may offer, to the extent we know these material terms on the date of this prospectus. For a more complete understanding of the terms of the offered debt securities, and before making your investment decision, you should carefully read:

  •
  this prospectus, which explains the general terms of the debt securities we may offer;

  •
  the accompanying prospectus supplement, which (1) explains the specific terms of the debt securities being offered and (2) updates and changes information in this prospectus; and

  •
  the documents referred to below in "Where You Can Find More Information".

Swedish Export Credit Corporation

        We, Swedish Export Credit Corporation, are a public stock corporation wholly-owned by the Kingdom of Sweden through the Ministry of Foreign Affairs. On June 30, 2003 the Kingdom of Sweden acquired the 35.35% of our shares it did not own from ABB Structured Finance Investment AB.

        Our objective is to engage in financing activities that are directly related to Swedish exports of goods and services or otherwise promote Swedish commerce and industry, especially the export sector, by providing competitive long-term credits. We extend credit on commercial terms at prevailing market rates, which we call the M-system, and on State-supported terms, which we call the S-system:

        The following table contains certain of our key financial figures as of the dates and for the periods specified, as computed under Swedish accounting principles:

	As of or for the Year Ended December 31,
	2003	2002	2001
	(in millions of Skr)
Total assets	151,800.5	132,538.5	149,540.8
Total shareholders' funds	2,952.2	3,764.7	3,645.4
Net income for the year ended*	427.5	479.7	540.7

*
Exclusive of the S-system

        Our principal executive office is located at Västra Trädgårdsgatan 11B, 10327 Stockholm, Sweden. Our telephone number is (+46) 8-613-8300.

The Debt Securities We May Offer

        We may use this prospectus to offer up to U.S.$ 4,098,865,708 of debt securities.

        We will issue the debt securities under an indenture, dated as of August 15, 1991, originally between us and the predecessor in interest to J.P. Morgan Trust Company, National Association, as trustee as supplemented by a supplemental indenture dated as of June 2, 2004. J.P. Morgan Trust Company, National Association now acts as trustee under the indenture. The indenture provides that the debt securities may be issued at one time, or from time to time, in one or more series.

        The debt securities will be our direct, unconditional and unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness for borrowed money. The debt securities will not be obligations of Kingdom of Sweden.

        The prospectus supplement relating to any series of debt securities will specify the terms of such debt securities.

General Indenture Provisions that Apply to the Debt Securities.

  •
  The indenture does not limit the amount of debt securities that may be issued thereunder or under any other debt instrument.

  •
  The indenture allows for different types of debt securities, such as fixed rate securities, floating rate securities and indexed securities, to be issued in one or more series. The indenture permits us to issue debt securities in book-entry, certificated and bearer form.

  •
  The indenture permits us to issue debt securities in currencies other than U.S. dollars.

  •
  The indenture allows us to merge or consolidate with another Swedish company, or convey all or substantially all of our assets to another Swedish company, so long as the transaction would not result in an event of default. If any of these transactions occur, the other company would be required to assume our obligations under the debt securities and the indenture. We would be released from all liabilities under the debt securities and the indenture when the other company assumed our responsibilities.

  •
  The indenture permits us to elect to redeem the debt securities of any series upon the occurrence of a change in Swedish tax law requiring us to withhold amounts payable on these debt securities in respect of Swedish taxes and, as a result, to pay additional amounts.

  •
  The indenture provides that the holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change our obligations or your rights concerning those debt securities. However, changes to the financial terms of a debt security, including changes to the stated maturity date of any principal or interest, reductions in the principal amount or rate of interest or changing the place for payment of interest, cannot be made unless every holder of that security consents.

  •
  The indenture permits us to satisfy our payment obligations under any series of debt securities at any time by depositing with the trustee sufficient amounts of cash or U.S. government securities to pay our obligations under such series when due.

Events of Default

        The indenture specifies that the following shall constitute events of default with respect to the debt securities of any series:

  •
  default for 30 days in the payment of any interest on any debt security of such series when due;

  •
  default for 15 days in the payment of any principal or premium in respect of any debt security of such series when due;

  •
  default for 15 days in the deposit of any sinking fund payment in respect of any debt security of such series when due;

  •
  default in the performance of any other covenant in the indenture (other than a covenant expressly included in the indenture solely for the benefit of debt securities of a series other than such series) that has continued for 30 days after written notice thereof by the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of such series;

  •
  default resulting in the acceleration of the maturity of any of our other indebtedness for borrowed money having an aggregate principal or face amount in excess of U.S.$ 10,000,000; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        The holders of a majority of the principal amount of outstanding debt securities of a series may, on behalf of all holders of outstanding debt securities of such series, waive a past event of default. However, no such waiver is permitted for a default in payment of principal, premium or interest in respect of any debt security of such series.

Ratios of Earnings to Fixed Charges

        The following table shows the ratios of our earnings to fixed charges in our opinion (exclusive of the S-system) for the periods indicated:

	Year ended December 31,
	2003	2002	2001	2000	1999
Swedish accounting principles	1.16	1.16	1.12	1.13	1.16
U.S. accounting principles	1.22	1.96	0.91	1.13	1.16

        The ratios of our earnings to fixed charges in 2002 and 2001, calculated under U.S. accounting principles, varied significantly year-to-year and from the ratios calculated under Swedish accounting principles for the corresponding years. These variations arose primarily from differences in the accounting treatment under Swedish and U.S. accounting principles of certain hedging transactions. Our adoption of new procedures during 2002 reduced the variation in the ratio for 2003 as calculated under the two accounting principles. We explain these matters more fully in note 33 to the consolidated financial statements included in our 2003 Annual Report on Form 20-F incorporated by reference in this prospectus. For more information, see also "Item 5: Operating and Financial Review and Prospects—Critical Accounting Policies and Estimates" in our 2003 Annual Report on Form 20-F.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of debt securities for general business purposes.

CAPITALIZATION

        The following table sets out our unaudited consolidated capitalization as at March 31, 2004 and as adjusted to reflect the sale of U.S.$ 4,098,865,708 principal amount of debt securities we may offer pursuant to this prospectus. This table should be read in conjunction with the financial statements referred to elsewhere in this document.

	As of March 31, 2004
	Actual	As adjusted(1)
	(Skr millions)
Senior debt:
Long-term	133,921.0	164,867.4
Short-term	9,766.3	9,766.3
Total senior debt(2),(3)	143,687.3	174,633.7
Subordinated debt:
Long-term	3,110.9	3,110.9
Short-term	—	—
Total subordinated debt(2),	3,110.9	3,110.9
Shareholder's funds:
Non-distributable capital
Share capital(4) (990,000 shares issued and paid-up, par value Skr 1,000 made up of 640,000 Class A shares and 350,000 Class B shares)	990.0	990.0
Non-distributable reserves	1,117.6	1,117.6

Total non-distributable capital	2,107.6	2,107.6
Distributable capital:
Undistributed profits	844.6	844.6
Net profit for the period	103.3	103.3

Total distributable capital	947.9	947.9
Total shareholder's funds	3,055.5	3,055.5

Total capitalization	149,853.7	180,800.1

(1)
As adjusted to reflect a sale of U.S.$ 4,098,865,708 principal amount of debt securities, using an exchange rate of Skr 7.5500 per U.S. dollar (the noon buying rate on March 31, 2004).

(2)
At March 31, 2004, our consolidated group had no contingent liabilities. Other than that disclosed herein, we had no other indebtedness as at March 31, 2004.

(3)
Unguaranteed and unsecured.

(4)
In accordance with our Articles of Association, SEK's share capital shall neither be less than Skr 700 million nor more than Skr 2,800 million.

        There has been no material change in SEK's capitalization, indebtedness, contingent liabilities and guarantees since March 31, 2004.

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

        The debt securities will be issued under an indenture, dated as of August 15, 1991, between us and the predecessor in interests to J.P. Morgan Trust Company, National Association, which currently serves as trustee, as supplemented by a supplemental indenture dated as of June 2, 2004. We have filed the indenture and the supplemental indenture as exhibits to the registration statement. The statements under this caption include brief summaries of the material provisions of the indenture as supplemented, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture and the supplemental indenture, including the definitions in those documents of certain terms. Numerical references in parentheses below are to sections of the indenture. Whenever we refer in this document or in a prospectus supplement to particular sections of, or defined terms in, the indenture, we intend to incorporate by reference such sections or defined terms.

General

        The debt securities offered by this prospectus will be limited to an aggregate initial public offering price or purchase price of U.S. $4,098,865,708 or the equivalent thereof in one or more other currencies or composite currencies. The indenture provides that we may issue debt securities in an unlimited amount thereunder from time to time in one or more series. We may originally issue the debt securities of a series all at one time or from time to time and, unless otherwise provided, we may "reopen" any outstanding series of debt securities from time to time to issue of additional debt securities of such series. (Section 301)

        The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness for borrowed money. (Section 1011) We refer to the prospectus supplement relating to the particular series of debt securities we are offering thereby for the terms of such debt securities, including, where applicable:

  (i)
  the designation and maximum aggregate principal or face amount, if any, of such debt securities;

  (ii)
  the price (expressed as a percentage of the aggregate principal or face amount thereof) at which we will issue such debt securities;

  (iii)
  the date or dates on which such debt securities will mature;

  (iv)
  the currency or currencies in which we are selling such debt securities and in which we will make payments of any principal, premium or interest in respect of such debt securities, and whether the holder of any such debt security may elect the currency in which such payments are to be made and, if so, the manner of such election;

  (v)
  the rate or rates (which may be fixed, variable or zero) at which such debt securities will bear interest, if any;

  (vi)
  the date or dates from which any interest on such debt securities will accrue, the date or dates on which such interest will be payable and the date or dates on which payment of such interest will commence;

  (vii)
  our obligation, if any, to redeem, repay or purchase such debt securities, in whole or in part, pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

  (viii)
  the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities may be redeemed, if any, in whole or in part, at our option or otherwise;

  (ix)
  whether we will issue such debt securities as registered securities, bearer securities or both, and the terms relating to the exchange of any such bearer securities;

  (x)
  whether we will issue such debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depository for such global security or securities and the terms and conditions, if any, upon which you may exchange interests in such global security or securities in whole or in part for individual debt securities;

  (xi)
  whether we will issue any such debt securities as indexed securities (as defined below) and, if so, the manner in which the principal (or face amount) thereof or interest thereon or both, as the case may be, shall be determined, and any other terms in respect thereof;

  (xii)
  whether we will issue any such debt securities as discount securities (as defined below) and, if so, the portion of the principal amount thereof that shall be due and payable upon a declaration of acceleration of the maturity thereof in respect of the occurrence of an event of default and the continuation thereof;

  (xiii)
  any additional restrictive covenants or events of default provided with respect to such debt securities; and

  (xiv)
  any other terms of such debt securities. (Section 301)

        We may issue debt securities as registered securities, bearer securities or both. We may issue debt securities of a series in whole or in part in the form of one or more global securities, as described below under "Global Securities". We will describe the particular terms of any bearer securities, including any limitations on the issuance, transfer or exchange thereof and any special United States federal income tax considerations in respect thereof, in the applicable prospectus supplement.

        If we are required to pay any principal, premium or interest in respect of debt securities of any series in a currency other than U.S. dollars or in a composite currency, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency in the prospectus supplement relating thereto.

        We use the term "discount security" to mean any debt security (other than a principal indexed security) that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof in respect of the occurrence of an event of default and the continuation thereof. (Section 101) We will describe the United Stated federal income tax consequences and other special considerations applicable to any discount securities in the prospectus supplement relating thereto.

        Unless otherwise specified in the applicable prospectus supplement, we use the term "indexed security" to mean any debt security that provides that the amount of principal (a "principal indexed security") or interest, or both, payable in respect thereof shall be determined by reference to an index based on a currency or currencies or on the price or prices of one or more commodities or securities, by reference to changes in the price or prices of one or more currencies, commodities or securities or otherwise by application of a formula. (Section 101) We will describe the United States federal income tax consequences and other special considerations with respect to any indexed securities in the prospectus supplement relating thereto.

        Unless the prospectus supplement relating thereto specifies otherwise, we will issue any registered securities denominated in U.S. dollars only in denominations of U.S. $1,000 or integral multiples thereof. We will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal or face amount of the outstanding debt securities of the series to be represented by such global security or securities. (Sections 302 and 303)

Exchanges and Transfers

        At the option of the holder thereof upon request confirmed in writing, and subject to the terms of the indenture, registered securities of any series (other than a global security, except as set forth below) will be exchangeable into an equal aggregate principal amount (or, in the case of any principal indexed security, face amount) of registered securities of such series of like tenor, but with different authorized denominations (unless otherwise specified in the applicable prospectus supplement or related pricing supplement). Holders may present registered securities for exchange, and may present registered securities (other than a global security, except as provided below) for transfer (with the form of transfer endorsed thereon duly executed), at the office of the security registrar or any transfer agent or other agency we designate for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when we and the security registrar or the transfer or other agent are satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as the initial security registrar. (Section 305)

        In the event of any redemption in part of the registered securities of any series, we shall not be required:

  •
  during the period beginning at the opening of business 15 days before the day on which notice of such redemption is mailed and ending at the close of business on the day of such mailing, to issue, register the transfer of or exchange any registered security of such series having the same original issue date and terms as the registered securities called for redemption, or

  •
  to register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security we are redeeming in part. (Section 305)

Global Securities

        We may issue the debt securities of a series in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. We may issue global securities in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. (Sections 303 and 305)

        We will describe the specific terms of the depository arrangement with respect to the debt securities of any series in the prospectus supplement relating to such series. We anticipate that provisions similar to the following will apply to such depository arrangements:

  •
  Upon the issuance of a global security, the depository for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts (or, in the case of principal indexed securities, face amounts) of the debt securities represented by such global security to the accounts of institutions that have accounts with such depository ("participants").

  •
  The accounts to be credited shall be designated by the underwriters or agents with respect to such debt securities, or by us if we offer and sell such debt securities directly. Only participants or persons that hold interests through participants will own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. These laws and limitations on ownership may impair the ability to transfer beneficial interests in a global security.

  •
  So long as the depository for a global security, or its nominee, is the owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such individual debt securities and will not be considered the owners or holders thereof under the indenture. (Section 305)

  •
  Subject to any restrictions that may be set forth in the applicable prospectus supplement, any principal, premium or interest payable in respect of debt securities registered in the name of or held by a depository or its nominee will be paid to the depository or its nominee, as the case may be, as the registered owner or holder of the global security representing such debt securities.

  •
  None of the trustee for such debt securities, any paying agent, the security registrar for such debt securities or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security representing such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

  •
  We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depository. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments in respect of such temporary global security may be subject to restrictions. We will describe any such restrictions in the applicable prospectus supplement.

  •
  If the depository for debt securities of a series is at any time unwilling or unable to continue as depository and we do not appoint a successor depository within ninety days, we will issue individual debt securities of such series in exchange for the global security or securities representing such debt securities. In addition, we may at any time and in our sole discretion determine that debt securities of a series issued in whole or in part in the form of one or more global securities shall no longer be represented by such global security or securities and, in such event, we will issue individual debt securities of such series in exchange for the global security or securities representing such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in aggregate principal amount (or in the case of any principal indexed securities, face amount) to such beneficial interest and, if the debt securities of such series are issuable as registered securities, to have such debt securities registered in its name. If the debt securities of such series are issuable as registered securities, then we will issue individual debt securities of such series as described in the foregoing sentence. Any such individual debt securities will be issued as registered securities in denominations, unless we otherwise specify, of $1,000 and integral multiples thereof. (Sections 302 and 305)

Payment and Paying Agents

        We will make payment of any principal or premium in respect of registered securities against surrender of such registered securities at the office of the trustee or its designee in the Borough of Manhattan, The City of New York. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any installment of interest on any registered security to the person in whose name such registered security is registered (which, in the case of a global security, will be the depository or its nominee) at the close of business on the regular record date for such interest payment; provided, however, that any interest payable at maturity will be paid to the person to whom any principal is paid. Unless otherwise specified in the applicable prospectus supplement, payments in respect of registered securities will be made in the currency designated for payment at the office of such paying agent or paying agents as we may appoint from time to time, except that any such payment may be made by check mailed to the address of the person entitled thereto as it appears in the security register, by wire transfer to an account designated by such person or by any other means acceptable to the trustee and specified in the applicable prospectus supplement. (Section 307)

        Unless otherwise specified in the applicable prospectus supplement, we will appoint the office of the trustee or its designee in the Borough of Manhattan, The City of New York, as our sole paying agent for payments in respect of the debt securities of any series that are issuable solely as registered securities. Any other paying agent we initially appoint in the United States for the debt securities of a series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or terminate the appointment of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments in respect of registered securities. (Section 1002)

        Any payment we are required to make in respect of a debt security at any place of payment on a date that is not a business day need not be made at such place of payment on such date, but may be made on the first succeeding business day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. (Section 113)

        Unless otherwise specified in the applicable prospectus supplement, we use the term "business day" to mean, with respect to any place of payment or other location, each Monday, Tuesday, Wednesday, Thursday and Friday that is a day on which commercial banks in such place of payment or other location are generally open for business. (Section 101)

        All moneys we pay to a paying agent for the payment of any principal, premium or interest in respect of any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof. (Section 1003)

        We will make any payments of principal, premium or interest in respect of any debt security without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed on such debt security or the holder thereof, or by reason of the making of any such payment, by Sweden or any political subdivision or taxing authority thereof or therein. Unless otherwise specified in the applicable prospectus supplement, if we are required by law to make any such deduction or withholding, we will pay such additional amounts as may be necessary so that every net payment in respect of such debt security paid to the holder thereof will not be less than the amount provided for in such debt security and in the indenture, to be then due and payable; provided that:

  •
  such holder is not otherwise liable to taxation in Sweden in respect of such payment by reason of any relationship with or activity within Sweden other than his ownership of such debt security or his receiving payment in respect thereof; and

  •
  no such additional amount will be paid:

  •
  with respect to any debt security if the holder thereof is able to avoid such withholding by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or

  •
  with respect to any bearer security presented for payment more than 30 days after the later of (A) the date on which the payment of principal, premium or interest relating to such additional amount first becomes due and (B) if we fail to provide for such payment of principal, premium or interest on or prior to such due date, the date on which such payment has been duly provided for, except to the extent that the holder thereof would have been entitled to such additional amount on presenting such bearer security for payment on such thirtieth day, or

  •
  where the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Directive on the taxation of savings adapted June 3, 2003 (implementing the conclusions of the Economics and Financial Council meeting of November 26-27, 2000) or any law implementing or complying with, or introduced in order to conform to, such Directive. (Section 1007)

Negative Pledge

        So long as any debt securities are outstanding, we will not and will not permit any Subsidiary (as defined in the indenture) to secure or allow to be secured any indebtedness for money borrowed now or hereafter existing by any mortgage, lien (other than a lien arising by operation of law), pledge, charge or other encumbrance upon any of our or any Subsidiary's present or future revenues or assets (except for any mortgage, lien, pledge, charge or other encumbrance on property purchased by us or any Subsidiary as security for all or part of the purchase price thereof) without at the same time affording the debt securities the same or equivalent security therefor. (Section 1010)

Consolidation, Merger and Transfer of Assets

        We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, and may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

  (i)
  in the event that we consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, such person is a corporation organized and existing under the laws of Sweden and such person expressly assumes our obligations on the debt securities and under the indenture;

  (ii)
  immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

  (iii)
  certain other conditions are met. (Section 801)

Modification of the Indenture

        The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount (or, in the case of any principal indexed security, face amount) of the outstanding debt securities affected thereby, to execute a supplemental indenture modifying the indenture or the rights of the holders of such debt securities; provided that no such modification shall, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of any principal or interest in respect of any debt security, or reduce the principal amount (or, in the case of any principal indexed security, face amount) thereof, or reduce the rate or change the time of payment of any interest thereon, or change the manner in which the amount of any payment of any principal, premium or interest in respect of any indexed security is determined, or change any place of payment or change the coin or currency in which a debt security or coupon is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing; or

  •
  reduce the aforesaid percentage of principal amount (or, in the case of any principal indexed security, face amount) of debt securities, the consent of the holders of which is required for any such modification. (Section 902)

        The provisions contained in the indenture for convening meetings of the holders of all or a portion of the debt securities of a series issuable in whole or in part as bearer securities will be described in the prospectus supplement relating to such bearer securities.

Events of Default

        The indenture provides that the following shall constitute events of default with respect to the debt securities of any series:

  (i)
  default for 30 days in the payment of any interest on any debt security of such series when due;

  (ii)
  default for 15 days in the payment of any principal or premium in respect of any debt security of such series when due;

  (iii)
  default for 15 days in the deposit of any sinking fund payment in respect of any debt security of such series when due;

  (iv)
  default in the performance of any other covenant in the indenture (other than a covenant expressly included in the indenture solely for the benefit of debt securities of a series other than such series) that has continued for 30 days after written notice thereof by the trustee or the holders of 25% in aggregate principal amount (or, in the case of any principal indexed security, face amount) of the outstanding debt securities of such series;

  (v)
  default resulting in the acceleration of the maturity of any of our other indebtedness for borrowed money having an aggregate principal or face amount in excess of U.S. $10,000,000; and

  (vi)
  certain events of bankruptcy, insolvency or reorganization. (Section 501)

        We are required to file with the trustee annually a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether we have complied with all conditions and covenants under the indenture. (Section 1008)

        The indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of 25% in aggregate principal amount (or, in the case of any principal indexed security, face amount) of the outstanding debt securities of such series may declare the principal amount (or, in the case of any discount securities or indexed securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all such debt securities together with any accrued but unpaid interest, to be due and payable immediately. (Section 502) In certain cases, the holders of a majority in aggregate principal amount (or, in the case of any principal indexed security, face amount) of the outstanding debt securities of any series may, on behalf of the Holders of all such debt securities, waive any past default or event of default, except, for example, a default not previously cured in payment of any principal, premium or interest in respect of the debt securities of such series. (Sections 502 and 513)

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power under the indenture with respect to such series at the request of such holders. (Section 603) The indenture provides that no holder of any debt security of any series may institute any proceeding, judicial or otherwise, to enforce the indenture, except in the case of failure of the trustee, for 60 days, to act after the trustee is given notice of default, a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount (or, in the case of any principal indexed security, face amount) of the then outstanding debt securities of such series and an offer of reasonable indemnity to such trustee. (Section 507) This provision will not prevent any holder of debt securities from enforcing payment of any principal, premium or interest in respect thereof at the respective due dates for such payments. (Section 508) The holders of a majority in aggregate principal amount (or, in the case of any principal indexed security, face amount) of the outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, or which would be unjustly prejudicial to holders not joining in such action. (Section 512)

        The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series known to the trustee, give to the holders of debt securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of any principal, premium or interest in respect of any debt securities, the trustee may withhold such notice if it determines in good faith that withholding such notice is in the interests of the holders of such debt securities. (Section 602)

Defeasance

        If so specified in the prospectus supplement relating to the debt securities of any series, we may terminate certain of our obligations under the indenture with respect to all or a portion of such debt securities, on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee money or U.S. government securities sufficient to pay any principal, premium or interest in respect of such debt securities to stated maturity. It is a condition to such deposit and termination that we deliver:

  (i)
  an opinion of independent United States tax counsel that the holders of such debt securities will have no United States federal income tax consequences as a result of such deposit and termination; and

  (ii)
  if such debt securities are then listed on any national securities exchange, an opinion of counsel that such debt securities will not be delisted as a result of the exercise of this option.

        Such termination will not relieve us of our obligation to pay when due any principal, premium or interest in respect of such debt securities if such debt securities are not paid from the cash or U.S. government securities held by the trustee for the payment thereof. (Section 1301)

Optional Redemption Due to Change in Swedish Tax Treatment

        In addition to any redemption provisions that may be specified in the prospectus supplement relating to the debt securities of any series, if, at any time subsequent to the issuance of debt securities of any series, any tax, assessment or other governmental charge shall be imposed by Sweden or any political subdivision or taxing authority thereof or therein, as a result of which we shall become obligated under the indenture to pay any additional amount in respect of any debt security of such series (the determination as to whether payment of such additional amount would be required on account of such debt security being made by us on the basis of the evidence in our possession in respect of the interest payment date or other payment date immediately preceding the date of such determination and on the basis of the treaties and laws in effect on the date of such determination or, if we so elect, those to become effective on or before the first succeeding interest payment date or other payment date), then we shall have the option to redeem such debt security and all other debt securities of such series having the same original issue date and terms as such debt security, as a whole, at any time (except that debt securities that bear interest at a floating rate shall only be redeemable on an interest payment date). Any such redemption shall be at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date (except in the case of discount securities and indexed securities, which may be redeemed at the redemption price specified in such securities); provided, however, that at the time notice of any such redemption is given, our obligation to pay such additional amount shall remain in effect. (Section 1108)

Governing Law

        The indenture, the supplemental indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, except that matters relating to our authorization and execution of the indenture, the supplemental indenture and the debt securities shall be governed by the law of Sweden. If the debt securities are at any time secured by property or assets in Sweden, matters relating to such security and the enforcement thereof in Sweden, shall be governed by the law of Sweden. (Section 112)

Consent To Service

        We have irrevocably designated the Swedish Consulate-General in The City of New York as our authorized agent under the indenture for service of process in any legal action or proceeding arising out of or relating to the indenture, the supplemental indenture or the debt securities brought in any federal or State court in The City of New York. We have irrevocably submitted to the jurisdiction of such courts in any such action or proceeding. This designation does not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act. (Section 115)

Other Relationships with the Trustee

        We maintain banking relationships in the ordinary course of business with the trustee.

SWEDISH TAXATION

        Except where otherwise stated, the following summary outlines certain Swedish tax consequences relating to the notes for prospective purchasers that are not considered to be Swedish residents for Swedish tax purposes. This summary is based on the laws of the Kingdom of Sweden as in effect on the date of this document. These laws are subject to change, possibly on retroactive basis. Prospective purchasers are urged to consult their professional tax advisors regarding the Swedish and other tax consequences (including the applicability and effect of double taxation treaties) of acquiring, owning and disposing of notes in their particular circumstances.

        Payments of any principal or interest to the holder of a note should not be subject to Swedish income tax, provided that such holder is not resident in Sweden for Swedish tax purposes and provided further that such holder does not have a permanent establishment or fixed base in Sweden to which the notes are effectively connected.

        Swedish withholding tax, or Swedish tax deduction, is not imposed on payments of any principal or interest to the holder, except on certain payments of interest to private individuals (or estates of deceased individuals) with residence in Sweden for tax purposes.

        Generally, for Swedish corporations and private individuals (and estates of deceased individuals) with residence in Sweden for tax purposes, all capital income (e.g., interest and capital gains on a note) will be taxable. Specific tax consequences, however, may be applicable to certain categories of corporations, such as investment companies and life insurance companies.

UNITED STATES TAXATION

        In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

  •
  a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

  •
  a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source or

  •
  a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

        If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

        Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

  •
  you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

  •
  you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

        If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

  •
  your gain is effectively connected with your conduct of a trade or business in the United States or

  •
  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

        The fiscal agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

        A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Terms of Sale

        We will describe the terms of a particular offering of debt securities in the applicable prospectus supplement, including the following:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price of the debt securities;

  •
  the proceeds to us from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price of the debt securities;

  •
  any concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such debt securities may be listed.

        Any underwriters, dealers or agents participating in a sale of debt securities may be considered to be underwriters under the U.S. Securities Act of 1933. Furthermore, any discounts or commissions received by them may be considered to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from us for payments they make relating to these liabilities.

Method of Sale

        We may sell the debt securities in any of three ways:

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  through agents.

        If we use underwriters in a sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of debt securities may be subject to conditions. The underwriters will also be obligated to purchase all the debt securities of an issue if any are purchased. Any initial public offering price or any concessions allowed or reallowed or paid to dealers may be changed.

        We may also sell the debt securities directly or through agents. Any agent will be named and any commissions payable to the agent by us will be set forth in the applicable prospectus supplement. Any agent will act on a reasonable best efforts basis for the period of its appointment unless the applicable prospectus supplement states otherwise.

        We may authorize underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of debt securities at the public offering price set forth in the applicable prospectus supplement using delayed delivery contracts. These contracts provide for payment and delivery on one or more specified dates in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

        Any restrictions on the offer, sale or delivery of bearer securities to United States persons or within the United States in connection with the original issuance of the debt securities will be described in the applicable prospectus supplement. Such prospectus supplement will also describe any restrictions on the sale of debt securities in other jurisdictions if and as appropriate.

        Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

        No approvals are necessary under Swedish law to enable us, at the times and in the manner provided or to be provided in the debt securities we may offer, or in the indenture, to acquire and transfer out of Sweden all amounts necessary to pay in full all amounts payable thereunder, and no approval of Sveriges Riksbank would be required for prepayment of any debt securities. Under Swedish law and our Articles of Association, there are no limitations on the right of persons who are not residents of Sweden or persons who are not citizens of Sweden to own or hold the debt securities offered hereby.

VALIDITY OF THE DEBT SECURITIES

        The following persons will give opinions regarding the validity of the debt securities:

  •
  For us: Advokatfirman Vinge, Stockholm; and

  •
  For the underwriters and agents, if any: Cleary, Gottlieb, Steen & Hamilton, New York, New York.

        As to all statements in this prospectus with respect to Swedish law, Cleary, Gottlieb, Steen & Hamilton will rely on the opinion of Advokatfirman Vinge.

        Cleary, Gottlieb, Steen & Hamilton has provided legal services to us from time to time.

AUTHORIZED REPRESENTATIVE

        Our authorized representative in the United States is the Consulate General of Sweden, One Dag Hammarskjöld Plaza, 885 Second Avenue, New York, NY 10017.

EXPENSES

        The table below sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the debt securities being registered.

Securities and Exchange Commission registration fee	U.S.$	506,800
State registration fees		50,000
Legal fees and expenses		110,000
Accounting fees and expenses		26,500
Printing and engraving expenses		5,000
Miscellaneous		200,000

Total	U.S.$	898,300

EXPERTS

        Our financial statements contained in our Annual Report on Form 20-F for the year ended December 31, 2003 are incorporated by reference in this prospectus and have been audited by KPMG Bohlins AB, independent auditors, as set forth in their report dated February 20, 2004 and, in respect to notes 31 and 33 to such financial statements, April 14, 2004.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form F-3 (No. 333-115102) that we filed with the SEC using a shelf registration process. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

        We file reports and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms, including those in New York and Chicago. Some of our SEC filings are also available on the SEC's website at http://www.sec.gov.

Issuer
AB Svensk Exportkredit
(Swedish Export Credit Corporation)
Västra Trädgårdsgatan 11B
SE-10327 Stockholm

Lead Managers
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA

Nomura International plc
1 St. Martin's le-Grand
London EC1A 4NP

Trustee
J.P. Morgan Trust Company, National Association
153 West 51st Street
New York, NY 10019

Legal Advisers

To the Issuer	To the Managers
Advokatfirman Vinge KB Smålandsgatan 20 SE-11187 Stockholm	Cleary Gottlieb Steen & Hamilton LLP 55 Basinghall Street London EC2V 5EH

Auditors of the Issuer
KPMG Bohlins AB
Tegelbacken 4A
SE-10323 Stockholm

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

$1,000,000,000

AB SVENSK
EXPORTKREDIT
(Swedish Export
Credit Corporation)
4.125% Global Notes
Due October 15, 2008

Lead Managers

Barclays Capital
Morgan Stanley
Nomura Securities